                           OFFER TO PURCHASE FOR CASH

                                  UP TO 49.9%

                        OF THE OUTSTANDING COMMON STOCK

                                       OF

                        DYNAMICS CORPORATION OF AMERICA

                                       AT

                             $55.00 NET PER SHARE,

                                       BY

                          CTS FIRST ACQUISITION CORP.

                          A WHOLLY OWNED SUBSIDIARY OF

                                CTS CORPORATION

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
  NEW YORK CITY TIME, ON FRIDAY, JUNE 13, 1997, UNLESS THE OFFER IS EXTENDED.

    THE BOARD OF DIRECTORS OF DYNAMICS CORPORATION OF AMERICA (THE "COMPANY") HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS, HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER, AND RECOMMENDS THAT HOLDERS OF SHARES OF COMMON STOCK OF THE COMPANY ("SHARES") WHO WISH TO RECEIVE CASH FOR THEIR SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER. SEE ITEM 4 OF THE SCHEDULE 14D-9 MAILED TO SHAREHOLDERS SIMULTANEOUSLY WITH THIS OFFER TO PURCHASE.
                            ------------------------

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE THAT NUMBER OF SHARES WHICH CONSTITUTES AT LEAST 25% OF THE SHARES OUTSTANDING ON THE DATE OF PURCHASE (THE "MINIMUM SHARE CONDITION") AND THE RECEIPT OF A LEGAL OPINION AS TO CERTAIN TAX CONSEQUENCES OF THE MERGER. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. SEE "THE OFFER -- CONDITIONS OF THE OFFER."
                            ------------------------

    According to the Company, there were 3,838,742 Shares outstanding as of May 8, 1997. Assuming no change in such number, the Offer is to purchase up to 1,915,500 Shares.

    Any Shareholder desiring to tender all or any portion of the Shareholder's Shares should either (i) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have such Shareholder's signature thereon guaranteed if required by instructions to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile thereof) and any other required documents to the Depositary and either deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal (or a facsimile thereof) or deliver such Shares pursuant to the procedure for book-entry transfer set forth in "The Offer -- Procedures for Tendering Shares" prior to the expiration of the Offer or (ii) request such Shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such Shareholder.

    Any Shareholder who desires to tender Shares and whose certificates for such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer described in this Offer To Purchase on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in "The Offer -- Procedures for Tendering Shares."

    Questions and requests for assistance or for additional copies of this Offer To Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer material, may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer To Purchase.
                            ------------------------

                      THE DEALER MANAGER FOR THE OFFER IS:

                               J.P. MORGAN & CO.
                                ---------------
May 16, 1997

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                            -----------
INTRODUCTION..............................................................................................           1
SPECIAL CONSIDERATIONS RELATING TO THE COMBINATION........................................................           3
        Price Range of Shares and CTS Shares; Dividends...................................................           3
        Fairness of the Offer.............................................................................           4
        Interests of Certain Persons in the Offer and the Merger..........................................           6
        Board Representation..............................................................................           7
        Certain Effects of the Offer......................................................................           7
        Plans for the Company and CTS.....................................................................           9
        Certain Federal Income Tax Consequences...........................................................           9
BACKGROUND OF THE COMBINATION.............................................................................          12
THE OFFER.................................................................................................          17
        Terms of the Offer; Proration; Expiration Date....................................................          17
        Conditions of the Offer...........................................................................          19
        Acceptance for Payment and Payment for Shares.....................................................          21
        Procedures for Tendering Shares...................................................................          22
        Withdrawal Rights.................................................................................          25
THE MERGER AND THE MERGER AGREEMENT.......................................................................          26
        Agreements With Respect to the Offer..............................................................          26
        The Merger........................................................................................          26
        Procedures for Exchange of Certificates; Fractional Shares........................................          26
        Shareholder Approval of the Merger................................................................          27
        Representations and Warranties....................................................................          28
        Conduct of Business Pending Merger................................................................          28
        No-Shop Covenant..................................................................................          29
        Inducement Fee and Termination Fees...............................................................          30
        Employee Benefits Matters.........................................................................          31
        Indemnification; Directors' and Officers' Insurance...............................................          31
        Conditions to the Consummation of the Merger......................................................          32
        Termination.......................................................................................          33
        Amendments to CTS Charter and Bylaws..............................................................          34
        Dissenter's Rights................................................................................          34
CERTAIN INFORMATION CONCERNING THE COMPANY................................................................          34
        General...........................................................................................          34
        Selected Financial Information....................................................................          34
        Certain Projections...............................................................................          35
        The Rights........................................................................................          36
        Certain Provisions of the Company's Certificate of Incorporation..................................          37
CERTAIN INFORMATION CONCERNING PURCHASER AND CTS..........................................................          37
        Purchaser.........................................................................................          37
        CTS...............................................................................................          37
        Selected Financial Information....................................................................          38
        Certain Projections...............................................................................          39
        Certain Employee Matters..........................................................................          40
PRO FORMA FINANCIAL DATA..................................................................................          41
CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS............................................................          47
        General...........................................................................................          47
        New York Business Combination Statute.............................................................          47
        Antitrust.........................................................................................          47
        Other.............................................................................................          49
MISCELLANEOUS.............................................................................................          49
        Source and Amount of Funds........................................................................          49
        Fees and Expenses.................................................................................          50
        Schedule 14D-1....................................................................................          50
SCHEDULE I--INFORMATION CONCERNING DIRECTORS AND
        EXECUTIVE OFFICERS OF CTS AND PURCHASER...........................................................          51

To the Holders of Common Stock
    of Dynamics Corporation of America:

                                  INTRODUCTION

    CTS First Acquisition Corp., a New York corporation (the "Purchaser"), hereby offers to purchase up to 49.9% of the issued and outstanding shares of Common Stock (the "Shares") of Dynamics Corporation of America, a New York corporation (the "Company"), together with the associated purchase rights issued pursuant to the Company Rights Agreement (the "Rights"), at a price of $55.00 per Share (the "Offer Price"), net to the seller in cash, without interest thereon, on the terms and subject to the conditions set forth in this Offer To Purchase and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer"). According to the Company, there were 3,838,742 Shares outstanding as of May 8, 1997. Assuming no change in such number, the Offer is to purchase 1,915,500 Shares (subject to increase in accordance with the Merger Agreement in certain circumstances). Purchaser is a newly formed wholly owned subsidiary of CTS Corporation, an Indiana corporation ("CTS").

    The Offer is being made to all holders of Shares ("Shareholders") pursuant to an Agreement and Plan of Merger, dated as of May 9, 1997 (the "Merger Agreement"), among CTS, Purchaser and the Company. The Merger Agreement provides, among other things, for the commencement of the Offer by Purchaser and further provides that, after the purchase of Shares pursuant to the Offer, subject to the satisfaction or waiver of certain conditions, the Company will be merged with and into Purchaser (the "Merger" and, together with the Offer, the "Combination"), with Purchaser surviving the Merger (the "Surviving Corporation") as a wholly owned subsidiary of CTS. In the Merger, subject to certain exceptions, each Share issued and outstanding immediately prior to the effective time of the Merger (the "Effective Time") will be converted at the Effective Time into the right to receive 0.88 (the "Exchange Ratio") fully paid and nonassessable shares of Common Stock of CTS (the "CTS Shares") (the "Merger Consideration"). In connection with the Merger, CTS declared a stock split in the form of a 1:1 stock dividend (the "Stock Split") to be effective immediately following the Effective Time. If the Stock Split is so effective, the Exchange Ratio in the Merger will be 1.76 CTS Shares for each Share.

    The Offer is intended by Purchaser and CTS as the first step in the combination of the businesses of CTS and the Company. The purposes of the Offer are (i) to permit Shareholders who desire to receive cash for their Shares instead of CTS Shares the opportunity to do so and (ii) to limit the number of CTS Shares issued in the Merger. The purpose of the Merger is to combine the businesses of CTS and the Company.

    THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY BOARD") HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND THE SHAREHOLDERS, HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER, AND RECOMMENDS THAT SHAREHOLDERS WHO WISH TO RECEIVE CASH FOR THEIR SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER. The Company has informed Purchaser and CTS that the reasons underlying such determinations are as described in Item 4 of the Schedule 14D-9 mailed to Shareholders simultaneously with this Offer To Purchase (the "Schedule 14D-9"). Wasserstein, Perella & Co., the Company's financial advisor ("WP&Co."), has delivered to the Company its opinion (the "WP&Co. Fairness Opinion") that the consideration to be received by the Shareholders in the Offer and the Merger, taken together, pursuant to the Merger Agreement is fair to the Shareholders from a financial point of view. A copy of the WP&Co. Fairness Opinion, which sets forth a description of the assumptions made, matters considered and limitations of the review undertaken, is included as part of the Schedule 14D-9. Shareholders are urged to review the WP&Co. Fairness Opinion in its entirety.

    The Company beneficially owns 2,303,100 CTS Shares (the "Company-Owned CTS Shares"), which represent 44.1% of the issued and outstanding CTS Shares and 24.5% of the CTS Shares having ordinary voting rights. Two officers of the Company are members of CTS' five-member Board of Directors (the

"CTS Board"). The entire CTS Board, as well as the members of the CTS Board who are not employees of the Company (the "Unaffiliated CTS Directors") voting separately, approved the Merger Agreement and the transactions contemplated thereby, including the Offer, following a determination by the Unaffiliated CTS Directors, and also by the entire CTS Board, that such transactions were fair to and in the best interests of CTS and its shareholders (other than the Company).

    The Offer is conditioned upon, among other things, (i) the satisfaction of the Minimum Share Condition, (ii) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), having expired or been terminated prior to the expiration of the Offer,
(iii) the receipt of a legal opinion as to certain tax consequences of the Merger, (iv) the absence of certain litigation, orders or other legal matters,
(v) the representations and warranties of the Company in the Merger Agreement being materially true and correct as of the Expiration Date and the covenants of the Company in the Merger Agreement having been materially performed or complied with, (vi) the absence of any material adverse change, or any development that is reasonably likely to result in a material adverse change, in the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, (vii) the Merger Agreement not having been terminated in accordance with its terms, (viii) no person having acquired beneficial ownership of Shares in excess of certain specified percentages, and
(ix) certain other conditions set forth in "The Offer -- Conditions of the Offer."

    The consummation of the Merger is subject to the satisfaction or waiver of a number of conditions, including the adoption of the Merger Agreement by the requisite vote or consent of the Shareholders and the approval of the issuance of CTS Shares by shareholders of CTS (the "CTS Shareholders"). Under the New York Business Corporation Law (the "NYBCL"), the Shareholder vote necessary to adopt the Merger Agreement is the affirmative vote of at least two-thirds of the Shares, including Shares held by Purchaser and its affiliates. The affirmative vote of the holders of a majority of the votes cast by CTS Shares at a meeting of CTS Shareholders is required to approve the issuance of CTS Shares in connection with the Merger. Pursuant to the Merger Agreement, (i) CTS has agreed to vote all Shares beneficially owned by it, including Shares purchased in the Offer, in favor of adoption of the Merger Agreement and (ii) the Company has agreed to vote all CTS Shares beneficially owned by it that have voting rights in favor of the issuance of CTS Shares in the Merger. The Merger Agreement is more fully described in "The Merger and the Merger Agreement." Certain federal income tax consequences of the Combination are described in "Special Considerations Relating to the Combination -- Certain Federal Income Tax Consequences."

    Tendering Shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 to the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer or the Merger. Purchaser will pay all charges and expenses of J.P. Morgan Securities Inc., as the Dealer Manager ("J.P. Morgan" and, in such capacity, the "Dealer Manager"), The First National Bank of Boston, as the depositary (the "Depositary"), and MacKenzie Partners, Inc., as the information agent (the "Information Agent"), in connection with the Offer.

    The Rights Agreement, dated as of January 30, 1986, as amended (the "Company Rights Agreement"), between the Company and The First National Bank of Boston, as Rights Agent (the "Rights Agent"), has been amended to provide that (i) the Rights issued thereunder will expire immediately prior to the Effective Time,
(ii) neither CTS nor any of its affiliates or associates will be deemed an Acquiring Person, and (iii) neither a Distribution Date nor a Stock Acquisition Date (as such terms are defined in the Company Rights Agreement) will occur by reason of the execution of the Merger Agreement, the announcement or completion of the Offer, the consummation of the Merger or the consummation of the other transactions contemplated by the Merger Agreement. See "Certain Information Concerning the Company -- The Rights." Unless the context otherwise requires, all references to Shares include the associated Rights, and all references to the Rights include the benefits that may inure to holders of the Rights pursuant to the Company Rights Agreement, including the right to receive any payment due upon redemption of the Rights. Purchaser believes that, as of May 16, 1997, the Rights were not exercisable, Rights certificates had not been issued and the Rights were evidenced by the Share Certificates.

    INFORMATION APPEARING OR INCORPORATED HEREIN IN RESPECT OF THE COMPANY, THE COMPANY BOARD AND THE WP&CO. FAIRNESS OPINION HAS BEEN FURNISHED TO PURCHASER AND CTS BY THE COMPANY. WHILE PURCHASER AND CTS HAVE NO REASON, AS OF THE DATE OF THIS OFFER TO PURCHASE, TO BELIEVE THAT SUCH INFORMATION IS INCORRECT IN ANY MATERIAL RESPECT, NONE OF PURCHASER, CTS, THEIR RESPECTIVE AFFILIATES OR ANY REPRESENTATIVE OF ANY OF THE FOREGOING ASSUMES ANY LIABILITY THEREFOR.

    THE OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES FOR ANY MEETING OF THE SHAREHOLDERS OR THE CTS SHAREHOLDERS OR AN OFFER TO SELL OR SOLICITATION OF OFFERS TO BUY CTS SHARES OR OTHER SECURITIES. ANY SUCH SOLICITATION WILL BE MADE ONLY PURSUANT TO SEPARATE PROXY MATERIALS PURSUANT TO THE REQUIREMENTS OF
SECTION 14(A) OF THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"), AND ANY OFFER WILL BE MADE ONLY THROUGH A REGISTRATION STATEMENT AND PROSPECTUS PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, WHICH PROSPECTUS WILL ALSO CONSTITUTE A JOINT PROXY STATEMENT FOR THE MEETINGS OF SHAREHOLDERS OF THE COMPANY AND CTS RELATING TO THE MERGER (THE "JOINT PROXY STATEMENT/PROSPECTUS").

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF CTS OR PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

    THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND THE SCHEDULE 14D-9 CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BY SHAREHOLDERS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

               SPECIAL CONSIDERATIONS RELATING TO THE COMBINATION

PRICE RANGE OF SHARES AND CTS SHARES; DIVIDENDS

    THE COMPANY. According to the Company's Form 10-K for the year ended December 31, 1996 (the "Company 10-K"), the Shares are listed and principally traded on the New York Stock Exchange, Inc. (the "NYSE") under the symbol "DYA." The following table sets forth, for the periods indicated, the high and low sales prices per Share on the NYSE and the amount of cash dividends paid per Share, as reported in the Company 10-K for periods in 1995 and 1996 and as reported by published financial sources with respect to periods in 1997:

                                                                                                HIGH                   LOW
                                                                                              -------                 ------
Year Ended December 31, 1995:
  First Quarter......................................................................   $      26   3/4        $      19  1/2
  Second Quarter.....................................................................          24   3/4               22  1/4
  Third Quarter......................................................................          24   5/8               22  1/2
  Fourth Quarter.....................................................................          25   7/8               21  5/8

Year Ended December 31, 1996:
  First Quarter......................................................................   $      24   7/8        $      22  1/8
  Second Quarter.....................................................................          27   7/8               23  1/4
  Third Quarter......................................................................          29   1/8               25
  Fourth Quarter.....................................................................          29   1/4               27  7/8

Year Ended December 31, 1997:
  First Quarter......................................................................   $      38   1/8        $      26  1/2
  Second Quarter (through May 15, 1997)..............................................          54   3/4               39

                                                                                          CASH
                                                                                        DIVIDENDS
                                                                                       -----------
Year Ended December 31, 1995:
  First Quarter......................................................................   $     .10
  Second Quarter.....................................................................         -0-
  Third Quarter......................................................................         .10
  Fourth Quarter.....................................................................         -0-
Year Ended December 31, 1996:
  First Quarter......................................................................   $     .10
  Second Quarter.....................................................................         -0-
  Third Quarter......................................................................         .10
  Fourth Quarter.....................................................................         -0-
Year Ended December 31, 1997:
  First Quarter......................................................................   $     .10
  Second Quarter (through May 15, 1997)..............................................         -0-

    On May 9, 1997, the last full trading day before the public announcement of the Combination, the reported closing price of the Shares on the NYSE Composite Tape was $44 3/8 per share. On May 15, 1997, the last full trading day prior to the date hereof, the reported closing sales price of the Shares on the NYSE Composite Tape was $54 5/8 per Share. Shareholders are urged to obtain current market quotations for the Shares.

    In 1984, the Company established a regular semi-annual dividend rate of $0.10 per Share. Based on publicly available information, Purchaser does not believe there are any present or future restrictions on the Company's ability to continue this policy. The Merger Agreement provides that the Company may continue to pay its regular semi-annual dividends until the Effective Time.

    CTS. The CTS Shares are listed and principally traded on the NYSE under the symbol "CTS." The following table sets forth, for the quarters indicated, the high and low sales prices per share on the NYSE and the amount of cash dividends paid per share for periods in 1995, 1996 and 1997:

                                                                                                HIGH                   LOW
                                                                                              -------                 ------
Year Ended December 31, 1995:
  First Quarter......................................................................   $      32              $      27  3/8
  Second Quarter.....................................................................          33   1/2               29  1/4
  Third Quarter......................................................................          34   1/2               29  15/16
  Fourth Quarter.....................................................................          37   3/4               29  5/8

Year Ended December 31, 1996:
  First Quarter......................................................................   $      38   5/8        $      36
  Second Quarter.....................................................................          47                     37  3/8
  Third Quarter......................................................................          47                     40  1/2
  Fourth Quarter.....................................................................          43                     38  1/8

Year Ended December 31, 1997:
  First Quarter......................................................................   $      50   3/4        $      41
  Second Quarter (through May 15, 1997)..............................................          64   1/2               50

                                                                                          CASH
                                                                                        DIVIDENDS
                                                                                       -----------
Year Ended December 31, 1995:
  First Quarter......................................................................   $     .15
  Second Quarter.....................................................................         .15
  Third Quarter......................................................................         .15
  Fourth Quarter.....................................................................         .15
Year Ended December 31, 1996:
  First Quarter......................................................................   $     .15
  Second Quarter.....................................................................         .15
  Third Quarter......................................................................         .18
  Fourth Quarter.....................................................................         .18
Year Ended December 31, 1997:
  First Quarter......................................................................   $     .18
  Second Quarter (through May 15, 1997)..............................................         .18

    On May 9, 1997, the last full trading day before the public announcement of the Combination, the reported closing price of CTS Shares on the NYSE Composite Tape was $61 3/4 per share. On May 15, 1997, the last full trading day prior to the date hereof, the reported closing sales price of shares of the Common Stock on the NYSE Composite Tape was $61 7/8 per Share. Shareholders are urged to obtain current market quotations for the CTS Shares.

    In 1996, CTS increased its quarterly dividend rate from $0.15 to $0.18 per CTS Share. The Merger Agreement permits CTS to continue to pay regular quarterly dividends. The payment of dividends on the CTS Shares is a matter for the discretion of the CTS Board and is subject to customary restrictions thereon.

FAIRNESS OF THE OFFER

    The Company Board has determined that the Offer and the Merger are fair to and in the best interests of the Company and the Shareholders, has approved the Merger Agreement and the transactions contemplated thereby, including the Offer, and has recommended that Shareholders who wish to receive cash for their Shares accept the Offer and tender their Shares pursuant to the Offer. The Company has informed Purchaser and CTS that the background and factors underlying such determination are as described in Item 4 of the Schedule 14D-9, which is incorporated herein by this reference. WP&Co. has delivered to the Company the WP&Co. Fairness Opinion to the effect that the consideration in the Offer and the Merger, taken together, to be received by the Shareholders pursuant to the Merger Agreement is fair to the Shareholders from a financial point of view. A copy of the WP&Co. Fairness Opinion, which sets forth a description of the assumptions made, matters considered and limitations on the review undertaken, is attached as Exhibit 12 to the Schedule 14D-9 and is incorporated herein by this reference. Shareholders are urged to review the WP&Co. Fairness Opinion in its entirety. Additional information concerning factors considered by, and the determinations of, the Company Board regarding the Offer and the Merger is set forth in Items 3 and 4 of the Schedule 14D-9 and is incorporated herein by reference.

    The CTS Board, including the Unaffiliated CTS Directors voting separately, unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Offer, following a determination by the Unaffiliated CTS Directors, and thereafter by the entire CTS Board, that such transactions were fair to and in the best interests of CTS and the CTS Shareholders (other than the Company). In making such determination, the CTS Board, and the Unaffiliated CTS Directors, considered various factors, including (i) the business, financial position, results of operations and prospects of CTS and the Company, and potential synergies resulting from the Combination (estimated at not less than $2.0 million, after tax, annually); (ii) the strategic fit between the Company's frequency control and heat dissipating businesses and CTS' existing operations, and the prospects for the Company's other operations; (iii) the expectation that the Combination would be accretive to CTS' net earnings in 1997 (excluding one-time transaction-related costs or charges) and thereafter; (iv) historical market prices for Shares and CTS Shares; (v) the potential impact of the Combination on market prices for CTS Shares as a result of the decrease in concentration of the ownership thereof and increase in the liquidity of the market for CTS Shares as well as the factors described above; (vi) the commitment of members of the senior management team of the Company to continue with the Company following the Combination under the terms of the Company Employment Contracts to be effective as of the Effective Time (which replace their existing employment/change-in-control severance agreements with the Company); (vii) presentations by J.P. Morgan relating to the proposed Combination; and (viii) the impact of the Combination on the non-shareholder constituencies of CTS (including the employees, suppliers and customers of CTS and communities in which offices or other facilities of CTS are located), which were believed to be generally favorable. The foregoing discussion of the factors considered and given weight by the CTS Board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Combination, the CTS Board did not find it practicable to and did not attempt to rank or assign relative weights to the foregoing factors. In addition, individual members of the CTS Board may have given different weight to different factors.

    Each Shareholder must make his, her or its own decision whether to tender Shares pursuant to the Offer, whether to sell or retain Shares and how to vote or otherwise act in respect of the adoption of the Merger Agreement, and should give careful consideration to the terms of, and consequences resulting from, the Offer, the Merger and such other factors as such Shareholder determines to be relevant. Whether or not the Offer Price represents an acceptable return on investment for any particular Shareholder will necessarily depend on such Shareholder's individual investment criteria, liquidity requirements and other circumstances, as well as assumptions as to future events (including the Company's and CTS' future results of operations), many of which events are outside of the Company's and CTS' control. See "Certain Information Concerning the Company -- Selected Financial Information" and "-- Certain Projections;" "Certain Financial Information Concerning Purchaser and CTS -- Selected Financial Information" and "-- Certain Projections;" and "Pro Forma Financial Data." Moreover, any analysis of the value of an investment in the Shares and CTS Shares is heavily dependent on the particular capitalization and discount rates and other investment criteria an investor determines to be appropriate for such investor's analysis.

INTERESTS OF CERTAIN PERSONS IN THE OFFER AND THE MERGER

    DIRECTORS AND OFFICERS. Andrew Lozyniak, the Chairman of the Board and President of the Company, and a director of the Company, is a director of CTS. Patrick J. Dorme, Vice President-Finance, Chief Financial Officer and director of the Company, is also a director of CTS. Certain of CTS' and Purchaser's executive officers and directors (or their spouses) beneficially own Shares in the amounts set forth on Schedule I hereto. On May 9, 1997, in connection with the execution of the Merger Agreement, CTS, the Company and each of Mr. Lozyniak, Mr. Dorme and Henry V. Kensing, Vice President, General Counsel and Secretary of the Company, entered into employment contracts to be effective at the Effective Time (collectively, the "Company Employment Contracts"). The Company Employment Contracts and certain other matters relating to the interests of Messrs. Lozyniak, Dorme and Kensing and other executive officers and directors of the Company are described in Item 3(b) of the Schedule 14D-9, which description is incorporated herein by this reference.

    It is expected that Messrs. Lozyniak and Dorme will continue as members of the CTS Board following the Effective Time. The failure to nominate either of them for election as a member of the CTS Board following the Effective Time constitutes grounds for termination by them of, and gives rise to the right to receive severance benefits under, the Company Employment Contracts. The failure to nominate either of Messrs. Lozyniak or Dorme for election to the CTS Board also constitutes grounds for Mr. Kensing to receive such benefits. It is anticipated that, as of the Effective Time, the CTS Board will initially be CTS' current five-member board, which includes Joseph P. Walker, Chairman, President and Chief Executive Officer of CTS, Messrs. Lozyniak and Dorme and the two present independent directors of CTS. It is also contemplated that, as promptly as practical following the Effective Time, the CTS Board will increase by at least two additional directors who qualify as independent directors under NYSE guidelines. See "-- Board Representation" for a description of certain procedures set forth in the Merger Agreement relating to the election of additional members of the CTS Board by the other members thereof. Mr. Lozyniak will also join CTS' Office of the Chairman with Mr. Walker and will focus on strategic issues while continuing to oversee the management of the Company's continuing operations.

    In addition, in connection with its approval of the Company Employment Contracts, CTS approved, subject to the completion of the Merger and the approval by CTS Shareholders, the award of an option to Mr. Lozyniak to purchase 100,000 CTS Shares at $62.50 per share. The option has a ten-year term from the Effective Time and vests as to 20% of the CTS Shares covered thereby on each of the first five annual anniversaries thereof, subject to immediate vesting if the average closing price for CTS Shares equals or exceeds $70.00 over a 20-trading-day period and upon certain terminations of Mr. Lozyniak's employment.

    The CTS Board also approved option awards (having substantially similar terms, and subject to the same conditions, as the option granted to Mr. Lozyniak) to Joseph P. Walker, in respect of 200,000 CTS Shares, and certain other executive officers of CTS in respect of 150,000 CTS Shares. In addition, the CTS Board approved CTS' entry into an employment agreement with Mr. Walker (the "CEO Employment Contract") to replace his existing employment agreement (which was to expire by its terms on June 24, 1997). See "Certain Information Concerning Purchaser and CTS -- Certain Employee Matters" for a discussion of the CEO Employment Contract and certain other matters.

    SECURITY OWNERSHIP. As of the date hereof, CTS beneficially owns 100 Shares and Purchaser beneficially owns no Shares. As of the date hereof, no executive officer or director of CTS or Purchaser, or to the knowledge of CTS or Purchaser, any of their associates, beneficially owns, or has the right to acquire, directly or indirectly, any Shares, except as set forth in Schedule I hereto. Mr. Walker has informed the Company that he does not intend to tender the Shares beneficially owned by him or his spouse pursuant to the Offer, and each of CTS and Mr. Walker intend to vote Shares beneficially owned by them in favor of the adoption of the Merger Agreement. Neither CTS nor Purchaser, nor, to the knowledge of CTS or

Purchaser, any of the executive officers and directors of CTS or Purchaser, has engaged in any transaction in Shares in the past 60 days.

    RELATED TRANSACTIONS. CTS paid the Company the following amounts for the purchase of products from the Company in each of 1994, 1995 and 1996: $233,000, $143,000 and $157,000, respectively. Purchaser and CTS believe that such purchases were on substantially comparable terms to those that would have been available in arms' length transactions involving unrelated persons. Each of Messrs. Lozyniak and Dorme has received directors' fees from CTS. Mr. Dorme was paid the following amounts: 1994: $23,500; 1995: $27,500; 1996: $28,000; and
1997 (through the date hereof): $11,833. Mr. Lozyniak was paid the following amounts: 1994: $24,000; 1995: $28,000; 1996: $28,500; and 1997 (through the date thereof): $12,000. Such directors' fees will no longer be payable to Messrs. Lozyniak and Dorme after the Effective Time under the CTS Board's current director compensation policies.

BOARD REPRESENTATION

    The Merger Agreement provides that, promptly upon the purchase of Shares by Purchaser pursuant to the Offer, and from time to time thereafter, CTS will be entitled to designate such number of directors, rounded up to the next whole number, as will give CTS representation on the Company Board proportionate with the percentage of Shares purchased in the Offer, except that, if the number of Shares purchased pursuant to the Offer equals or exceeds 49.9% of the outstanding Shares, the Company has agreed that CTS' representatives will constitute a majority of the Company Board. Following the election or appointment of CTS' designees pursuant to the Merger Agreement and prior to the Effective Time, any amendment or termination of the Merger Agreement by the Company, extension by the Company for the performance or waiver of the obligations or other acts of CTS or Purchaser or waiver of the Company's rights thereunder requires the concurrence of a majority of the directors of the Company then in office who were directors on the date of the Merger Agreement and who voted to approve the Merger Agreement. Schedule I to the Schedule 14D-9 contains certain information about the persons expected to be designated by CTS to be so nominated or elected to the Company Board.

    As promptly as practicable following the Effective Time, CTS expects to increase the CTS Board and add two additional directors who qualify as independent directors under NYSE guidelines. The Merger Agreement provides that any additional directors elected or nominated for election by the CTS Board must be nominated by the unanimous vote of a committee of the CTS Board comprised of two Unaffiliated CTS Directors and one member who is not an Unaffiliated CTS Director (the "Board Committee"). Pursuant to the Merger Agreement, the Board Committee will initially be composed of Mr. Walker, Mr. Lozyniak and Gerald H. Frieling, Jr. The Merger Agreement further provides that, from the Effective Time until the date immediately following the date of CTS' 1998 annual shareholder meeting or any adjournment or postponement thereof, only a person elected or nominated by the unanimous vote of the Board Committee may become an additional director by action of the CTS Board. See "-- Interests of Certain Persons in the Offer and the Merger" for a discussion of the expected composition of the CTS Board following the Offer and the Merger. It is expected that, following the Effective Time, the Board of Directors of the Surviving Corporation will be composed of Mr. Lozyniak and not fewer than two employees of CTS, including its Chairman and Chief Executive Officer.

CERTAIN EFFECTS OF THE OFFER

    CTS has agreed with the Company to use reasonable efforts to cause the CTS Shares to be issued in the Merger to be approved for listing on the NYSE prior to the Effective Time, and Purchaser and CTS do not know of any reason why such listing would not be approved. In connection with the Merger, immediately following the Effective Time, the Shares will be delisted from the NYSE and deregistered pursuant to Section 12(g)(4) of the Exchange Act.

    The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of Shareholders, which could adversely affect the liquidity and market value of the remaining Shares held by Shareholders between the time that Shares are purchased in the Offer and the Effective Time or in the event that Shares are purchased in the Offer and the Merger, for whatever reason, does not occur. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause market prices to be greater or less than the Offer Price.

    Depending on the number of Shares purchased pursuant to the Offer, following the completion of the Offer, the Shares may no longer meet the requirements of the NYSE for continued listing and may, therefore, be delisted from such exchange. According to the NYSE's published guidelines, the NYSE would consider delisting the Shares if, among other things, the number of publicly held Shares (excluding Shares held by officers, directors and their immediate families and other concentrated holdings of 10% or more of the Shares) were less than 600,000, there were fewer than 1,200 holders of at least 100 shares or the aggregate market value of the publicly held Shares was less than $5 million. According to the Company, as of May 8, 1997, there were 3,838,742 Shares outstanding and, as of February 26, 1997, there were 3,584 Shareholders of record. Assuming no change in such number of Shares, the Offer is to purchase up to 1,915,500 Shares (subject to increase in accordance with the Merger Agreement in certain circumstances).

    If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the requirements of the NYSE for continued listing and the listing of Shares is discontinued, the market for the Shares could be adversely affected. If the Shares no longer meet the NYSE listing requirements, it is possible that the Shares would trade on another securities exchange or in the over-the-counter market and that price quotations for the Shares would be reported by such exchange or through the Nasdaq Stock Market, Inc.'s National Market or other sources. The extent of the public market for the Shares and availability of such quotations would, however, depend upon such factors as the number of holders and/or the aggregate market value of the publicly held Shares at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

    The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Securities and Exchange Commission (the "Commission") if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain of the provisions of the Exchange Act no longer applicable to the Company. Such provisions include the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement pursuant to Section 14(a) in connection with a Shareholders' meeting and the related requirement of providing an annual report to Shareholders, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 under the Securities Act.

    The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing and market quotations, the Shares may no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for loans made by brokers.

PLANS FOR THE COMPANY AND CTS

    While it is anticipated that, following the Effective Time, the Company's frequency control and heat dissipating product lines will be integrated into complementary CTS operations, the Surviving Corporation is expected otherwise to be operated as a subsidiary of CTS following the Merger. Except as described elsewhere herein, Purchaser and CTS have no current plans or proposals that would result in an extraordinary corporate transaction, such as a merger or consolidation of the Surviving Corporation with or into any third entity, the sale or transfer of substantially all of the Surviving Corporation's assets to a third party or any other material changes in the Surviving Corporation's business. Following the Effective Time, however, CTS intends to evaluate and review the Surviving Corporation's operations and the potential opportunities for synergies with CTS' operations, and to consider what, if any, changes would be desirable in light of the results of such evaluations and reviews. After such review, it is possible that CTS will seek to dispose of certain businesses or assets of the Surviving Corporation.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following is a summary of the principal federal income tax consequences of the Offer and the Merger. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), the applicable Treasury Regulations promulgated thereunder, judicial authorities, administrative rulings and other applicable authorities, all as in effect as of the date hereof. Legislative, judicial or administrative authorities are subject to change, possibly on a retroactive basis, at any time and could alter or modify the statements and conclusions set forth below. It is assumed for purposes of this discussion that the Shares are held and will continue to be held as "capital assets" within the meaning of Section 1221 of the Code (i.e., in general, property held for investment). This discussion does not address all aspects of federal income taxation that may be relevant to a particular Shareholder in light of such Shareholder's particular investment circumstances, or those Shareholders subject to special treatment under the federal income tax laws (for example, life insurance companies, tax-exempt organizations, foreign corporations and nonresident alien individuals) or to Shareholders who acquired their Shares through the exercise of employee stock options or other compensation arrangements. In addition, the discussion does not address any aspect of foreign, state, local or estate and gift taxation that may be applicable to a Shareholder. No ruling has been or will be sought from the Internal Revenue Service (the "IRS") regarding the federal income tax consequences of the Offer and the Merger and thus no assurance can be given that the IRS will agree with the consequences described below.

    CONSEQUENCES OF THE OFFER AND EXERCISE OF DISSENTER'S RIGHTS. The sale of all of a Shareholder's Shares for cash pursuant to the Offer (or upon the exercise of dissenter's rights (see "The Merger and the Merger Agreement -- Dissenter's Rights") in connection with the Merger), will be a taxable transaction for federal income tax purposes. In general, a Shareholder will recognize gain or loss for federal income tax purposes equal to the difference between the amount received and the adjusted tax basis in the Shares sold pursuant to the Offer (or received upon the exercise of dissenter's rights). Gain or loss must be determined specifically for each identifiable block of Shares (I.E, Shares acquired at the same cost in a single transaction). Such gain or loss will be capital gain or loss and will be long-term gain or loss if, on the date of sale, the Shares were held for more than a year.

    The foregoing assumes that a Shareholder who sells all of its Shares pursuant to the Offer or who dissents to the Merger will not own or acquire any CTS Shares or options with respect to CTS Shares, and will not be treated as owning any CTS Shares after the Offer and the Merger by attribution from a related party under Section 318 of the Code. The rules for determining whether shares owned by a related party will be treated as owned by a Shareholder by attribution are complex and may, in certain circumstances, be waived. A Shareholder who participates in the Offer or dissents in the Merger should consult a tax advisor if (i) such Shareholder owns or will acquire any CTS Shares or options with respect to CTS Shares or (ii) a related party will own CTS Shares after the consummation of the Offer and the Merger, in order to determine whether such shares will be attributed to such Shareholder and, if so, the tax consequences of such attribution. If the Merger does not occur or occurs but is treated as a taxable transaction for federal income tax purposes, this paragraph would not apply.

    CONSEQUENCES OF PARTICIPATION IN THE MERGER. The Offer and the Merger should be treated as a single integrated transaction for federal income tax purposes, and the following discussion assumes, as CTS and Purchaser expect to be the case, that the Merger will qualify as a reorganization under Section 368(a) of the Code. In such event, in general, (i) no gain or loss will be recognized by the Company, CTS or the Purchaser pursuant to the Offer and the Merger, (ii) no gain or loss will be recognized by a Shareholder who does not participate in the Offer and receives solely stock pursuant to the Merger, except to the extent that cash is received in lieu of a fractional CTS Share, as discussed below, and (iii) a Shareholder who receives a combination of cash and CTS Shares for such Shareholder's Shares pursuant to the Offer and the Merger will not recognize loss but will recognize gain, if any, to the extent of the lesser of (1) the cash received in the Offer and (2) the excess of the sum of the fair market value of the CTS Shares (including fractional shares) received pursuant to the Merger and the amount of cash received pursuant to the Offer over the Shareholder's adjusted tax basis in its Shares. For purposes of clause
(iii), gain or loss must be calculated separately for each identifiable block of Shares surrendered pursuant to the Merger, and a loss realized on one block of Shares may not be used to offset a gain realized on another block of Shares. A Shareholder's recognized gain will be capital gain (and long-term capital gain if, at the Effective Time, the Shares were held for more than one year), unless the receipt of cash by the Shareholder has the effect of the distribution of a dividend as provided in Section 356(a)(2) of the Code. The receipt of cash by a Shareholder will not be considered to have the effect of a distribution of a dividend if the Shareholder's disposition of the Shares pursuant to the Offer effects a "meaningful reduction" in the Shareholder's stock interest or is "substantially disproportionate" with respect to the Shareholder, within the meaning of Section 302(b) of the Code. For purposes of making this determination, ownership of CTS Shares by related parties may be attributed to the Shareholder, as discussed above. The IRS has ruled that any reduction in interest of a minority stockholder owning a small number of shares in a publicly and widely held corporation who exercises no control over corporate affairs may constitute a "meaningful reduction."

    The qualification of the Merger as a reorganization under Section 368(a) of the Code will be subject to certain facts and conditions, including that there be "continuity of interest" by Shareholders in the CTS Shares. The Offer is conditioned upon the receipt by the Company and CTS of an opinion, dated as of the date of Purchaser's purchase of Shares pursuant to the Offer, from either Jones, Day, Reavis & Pogue ("Jones Day"), transactional counsel to CTS and Purchaser, or Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden Arps"), special counsel to the Company, to the effect that, based upon such representations, assumptions and conditions as the firm delivering such opinion deems necessary or appropriate, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that CTS, Purchaser and the Company will each be a party to such reorganization within the meaning of Section 368(b) of the Code. Because any such opinion will be rendered as a condition to consummation of the Offer and not as of the Effective Time of the Merger (except in the circumstances described below), no assurance can be given that the facts and conditions necessary for the Merger to qualify as a reorganization under Section 368(a) of the Code (which facts and conditions will be assumed or represented by the parties for purposes of such opinion) will be satisfied. If these facts and conditions are not satisfied, the Merger would be a taxable transaction for federal income tax purposes. In that case, Shareholders would recognize gain or loss on their exchange of Shares for CTS Shares (or for CTS Shares and cash, as the case may be), and the Company would be treated as if it sold all its assets to Purchaser in a taxable sale for federal income tax purposes.

    If Purchaser elects to proceed with the Merger in certain circumstances where the Minimum Share Condition is not met, the parties' obligations to consummate the Merger will be conditioned on their receipt of a similar opinion. See "The Merger and the Merger Agreement -- Conditions to the Consummation of the Merger."

    Each of the Company and CTS agreed in the Merger Agreement to use all reasonable efforts to cause the Merger to qualify as a reorganization under the meaning of Section 368(a) of the Code.

    TAX BASIS AND HOLDING PERIOD OF CTS SHARES RECEIVED IN THE MERGER. Assuming that the Merger qualifies as a reorganization under Section 368(a) of the Code, the aggregate tax basis of the CTS Shares received by a Shareholder in the Merger (including fractional shares deemed received) will be the same as the aggregate tax basis of the Shares converted in the Merger, increased by the amount of any gain recognized by the Shareholder (including any portion treated as dividend income, as described above), and decreased by the amount of cash received by the Shareholder pursuant to the Offer. The holding period of such CTS Shares will include the holding period of the Shares converted in the Merger, provided such Shares are held as a capital asset at the Effective Time. If a Shareholder has different tax bases or holding periods in respect of its Shares, it should consult its tax advisors prior to the Merger with regard to identifying the bases or holding periods of the particular CTS Shares received in the Merger, as several methods of determination may be available.

    CASH RECEIVED IN LIEU OF A FRACTIONAL CTS SHARE. Cash received by a Shareholder in lieu of a fractional CTS Share will be treated as received in redemption of such fractional CTS Share and, generally, gain or loss will be recognized, measured by the difference between the amount of cash received and the portion of the basis of the Shares exchanged that is allocable to such fractional CTS Share. In general, such gain or loss will constitute capital gain or loss, and will be long-term capital gain or loss if the holding period for such Shares was greater than one year at the Effective Time.

    PROPOSED LEGISLATION. Legislation has been proposed which would reduce capital gains rates for federal income tax purposes. However, there can be no assurance that such legislation will be enacted, or as to the effective date or final terms thereof. Shareholders are therefore urged to consult their own tax advisors with respect thereto.

    BACKUP TAX WITHHOLDING. Under the Code, a Shareholder may be subject, under certain circumstances, to "backup withholding" at a 31% rate with respect to payments made in connection with the Offer or the Merger. Backup withholding generally applies if the Shareholder (i) fails to furnish his or her social security number or other taxpayer identification number ("TIN"), (ii) furnishes an incorrect TIN, (iii) fails properly to report interest or dividends to the IRS, or (iv) under certain circumstances, fails to provide a certified statement to the IRS, signed under penalties of perjury, that the TIN provided is his or her correct number and that he or she is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons generally are exempt from backup withholding, including corporations and financial institutions. Certain penalties apply for failure to furnish correct information and for failure to include the reportable payments in income. Each Shareholder should consult with the Shareholder's tax advisor as to his or her qualifications for exemption from withholding and the procedure for obtaining such exemption.

    THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY. SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM IN VIEW OF THEIR OWN PARTICULAR CIRCUMSTANCES.

                         BACKGROUND OF THE COMBINATION

    On March 27, 1997, WHX Corporation ("WHX") sent a letter to the Company proposing to acquire the Company in a merger in which all of the outstanding Shares would be converted into the right to receive $40 per Share in cash (the "WHX Merger Proposal"). In its March 27, 1997 letter, WHX stated it had no interest in increasing the equity stake which the Company holds in CTS, or in changing the nature of the current relationship between the Company and CTS. WHX also stated that it would be prepared to increase its offer to the Company if additional information demonstrated that a higher price was warranted, and asked the Company to respond by the close of business on the next day (which was Good Friday). Mr. Lozyniak advised WHX that he would not be able to review the WHX Merger Proposal with the Company Board until the following week and would communicate further with WHX promptly thereafter.

    On March 31, 1997, WHX announced an offer to purchase up to 649,000 Shares, subject to downward adjustment, at a price of $40 per Share in cash (the "Initial WHX Tender Offer"). WHX also filed preliminary proxy materials with the Commission on March 31, 1997 relating to the solicitation of proxies by WHX for use at the Company's 1997 annual meeting of Shareholders (the "Company Annual Meeting") to (i) elect four WHX nominees to the Company Board, (ii) adopt changes to the Company's By-laws to (a) permit holders of at least 9.9% of the outstanding Shares to call a special meeting of Shareholders and (b) permit the removal of directors at any time with or without cause, and (iii) repeal any By-law changes adopted by the Company Board after March 14, 1997 and prior to the adoption of such resolution.

    To obtain advice and assistance in considering the WHX Merger Proposal and the Initial WHX Tender Offer or an alternative business combination, the Company engaged WP&Co. as its financial advisor and Skadden Arps as its outside counsel.

    On April 5, 1997, Joseph P. Walker and Andrew Lozyniak met to discuss a possible business transaction. Mr. Walker indicated a price range of $45.00 per Share, payable in CTS Shares and cash, for such a transaction. Mr. Lozyniak indicated in this meeting that he would be willing to instruct the Company's advisors to pursue further discussions of a possible transaction, but did not respond to Mr. Walker's price indication.

    To obtain advice and assistance in considering possible strategic benefits that could result from a business combination and the issues that would be required to be considered if such a transaction were to be pursued, CTS engaged J.P. Morgan as CTS' financial advisor pursuant to an engagement letter dated April 9, 1997, Sommer & Barnard as counsel in respect to matters of Indiana law and possible litigation and Jones Day as transactional counsel. From April 16, 1997 through April 25, 1997, representatives of J.P. Morgan met on various occasions with certain members of senior management of the Company and representatives of WP&Co. to discuss certain aspects of the business, operations and prospects of the Company. In connection therewith, the Company furnished J.P. Morgan certain Company projections. See "Certain Information Concerning the Company -- Certain Projections."

    On April 9, 1997, WHX amended the Initial WHX Tender Offer (as amended, the "Second WHX Tender Offer"), among other things, to increase the tender offer price and WHX Merger Proposal price to $45 per Share. In an effort to move forward from the discussions conducted at the April 5, 1997 meeting, representatives of CTS delivered to representatives of the Company a draft merger agreement on April 9, 1997. In response, representatives of the Company informed representatives of CTS that, while the Company was not prepared at that time to commence negotiations of the detailed terms of a business combination transaction, the proposed draft merger agreement was unacceptable, particularly provisions therein requiring the Company to grant to CTS an option on the CTS Shares beneficially owned by the Company, a ten-year standstill that would operate regardless of whether the transaction closed and a fiduciary-out provision that was limited to superior acquisition proposals meeting specified criteria.

    On April 9 and 11, 1997, the Company Board met to discuss the Second WHX Tender Offer and possible actions to be taken by the Company. At the April 11, 1997 meeting, the Company Board unanimously rejected the Second WHX Tender Offer as inadequate and not in the best interests of the Shareholders of the Company and unanimously recommended that Shareholders reject the Second WHX Tender Offer and not tender their Shares pursuant thereto. The Company Board also determined to explore alternative transactions to maximize Shareholder value, including a possible business combination with CTS. In reaching its determination to reject the Second WHX Tender Offer, the Company Board considered a number of factors, including the opinion of WP&Co. to the effect that, based upon and subject to the matters reviewed with the Company Board, the $45 per Share cash consideration offered to holders of Shares pursuant to the Second WHX Tender Offer was inadequate from a financial point of view to such holders.

    At the April 11, 1997 meeting, the Company Board also (i) postponed the Company Annual Meeting to August 1, 1997, (ii) added two directors to the Company Board (resulting in the Company Board being divided into three, rather than two, classes), (iii) amended the Company's By-laws to (a) eliminate the Shareholders' ability to remove directors without cause, (b) raise to two-thirds the percentage of Shares needed to call a special meeting of Shareholders, (c) add advance notice provisions for Shareholders to nominate persons for election to the Company Board or to propose business at annual or special Shareholders' meetings, and (d) remove an inconsistent and ineffective, provision purporting to allow the holders of a majority of the Shares to amend the By-laws (the Company's Restated Certificate of Incorporation, as amended (the "Company Charter"), which controls over the By-laws, provides for an 80% vote to amend the By-laws), and (iv) approved certain employee benefits matters. As a result of these actions, it will take at least two annual meetings to replace a majority of the Company Board. As discussed below, WHX has challenged the validity of certain of these actions in litigation.

    At an April 11, 1997 meeting, the CTS Board considered, on a preliminary basis, alternatives that may be available to it in the circumstances (Messrs. Lozyniak and Dorme having excused themselves from such discussion), including the matters discussed in the meeting between Messrs. Walker and Lozyniak at their April 5, 1997 meeting.

    On April 14, 1997, the Company commenced litigation against WHX in Federal District Court in Connecticut (the "Connecticut Court") alleging, among other things, violations of the federal securities laws. On April 17, 1997, WHX filed a counterclaim in the action pending in the Connecticut Court seeking a declaratory judgment that Article XV of the Company Charter is invalid and unenforceable. Article XV provides, in general, that 80% of the outstanding voting stock of the Company is required to approve a merger of the Company with another person if the other person is the "beneficial owner" of 5% or more of the outstanding voting stock of the Company unless the Company Board approves such a merger before the acquisition of such ownership. See "Certain Information Concerning the Company -- Certain Provisions of the Company's Certificate of Incorporation." The NYBCL only requires a two-thirds approval by shareholders. Subsequently, WHX amended its counterclaim, among other things, to challenge certain actions taken by the Company Board at its April 11, 1997 meeting.

    On April 14, 1997, the Company and CTS signed a confidentiality agreement providing that, subject to the terms of the agreement, each company would keep confidential certain non-public information furnished by the other. Starting April 16, 1997, representatives of the Company, including representatives of WP&Co. and financial and operational executives of the Company, commenced discussions with representatives of CTS, including representatives of J.P. Morgan, concerning the operations of the Company and areas of potential synergy between the Company and CTS.

    On April 16, 1997, Mr. Walker, Mr. Lozyniak and representatives of J.P. Morgan, WP&Co., Jones Day and Skadden Arps met to discuss a potential business combination transaction. The specific price proposed by CTS to be paid therein was not discussed at that meeting. On April 17, 1997, representatives of CTS informed representatives of the Company that the price proposed to be paid by CTS was at $50.00 per

Share, consisting of approximately 50% cash and approximately 50% CTS Shares. This proposal of CTS was rejected by representatives of the Company in a conference call with representatives of CTS later that day.

    The CTS Board met on April 24, 1997. At this meeting, the CTS Board determined that it would be appropriate to establish a directorate committee comprised of the two CTS directors who were not employed by either CTS or the Company to facilitate discussions of a possible business combination transaction between CTS and the Company (the "CTS Board Committee"). On April 25, 1997, the day of CTS' 1997 annual meeting of shareholders (the "CTS Annual Meeting"), representatives of the Company and of other shareholders of CTS discussed the possible adjournment of the CTS Annual Meeting. Following discussions between representatives of CTS and the Company, the CTS Annual Meeting was adjourned to June 16, 1997.

    On April 29, 1997, the Connecticut Court entered a preliminary injunction against WHX in connection with the Initial WHX Tender Offer. The Connecticut Court ordered WHX to make further and complete disclosures on certain issues and to extend its tender offer for an additional 20 days.

    On April 30, 1997, WHX amended the Second WHX Tender Offer to provide that WHX is offering to purchase any and all outstanding Shares and to condition its tender offer on the inapplicability of the Company Rights Plan and Section 912 of the NYBCL, which prohibits certain transactions, including mergers, between a New York corporation, such as the Company, and a stockholder that beneficially owns 20% or more of the outstanding voting stock of such corporation for a period of five years after the acquisition of such ownership, unless the acquisition of such ownership is approved in advance by the board of directors of the company (as so amended, the "Third WHX Tender Offer"). The Third WHX Tender Offer is scheduled to expire on May 20, 1997.

    During April 29-30, 1997, the CTS Board Committee received presentations from WP&Co. and J.P. Morgan as to such firms' views regarding the Company and CTS and the possible terms of a business combination transaction involving the two companies. In addition, the CTS Board Committee conducted discussions with representatives of CTS and the Company with respect to other matters relevant to a possible business combination transaction.

    On April 30, 1997, the Company executed a confidentiality agreement with a substantial multinational entity that has existing relationships with CTS and has from time to time indicated a desire to pursue a substantial equity investment, business combination or other transaction with CTS (the "Third Party"). The confidentiality agreement contained an 18-month standstill provision that prohibited the Third Party from, among other things, making any proposal to acquire securities or assets of the Company. Thereafter, representatives of the Company met with representatives of the Third Party and provided the Third Party with certain information concerning the Company. Representatives of CTS had engaged in preliminary discussions with representatives of the Third Party on April 29, 1997.

    On May 1, 1997, representatives of J.P. Morgan met with representatives of WP&Co. and informally discussed a possible $55.00 per Share offer for the Company, with approximately 50% of the consideration in cash and 50% in CTS Shares. A meeting of the CTS Board was held on May 2, 1997, at which the status of efforts regarding the possible business combination with the Company was reviewed with the CTS Board (Messrs. Lozyniak and Dorme having excused themselves from such discussion). It was the consensus of the Unaffiliated CTS Directors that the parties should continue to pursue a possible business combination transaction with the Company. Commencing on May 5, 1997, representatives of the Company and CTS engaged in substantially continuous negotiations of the terms for such a transaction, including definitive documentation.

    The Company Board met on May 7, 1997 to discuss the status of negotiations and the terms of a possible transaction with CTS. The Company Board also adopted an amendment to the Company Rights

Plan to prevent the Rights from separating from the Shares as a result of WHX amending its offer to purchase any and all Shares.

    On May 7, 1997, a meeting of the CTS Board was held at which the possible business combination with the Company was reviewed with the assistance of J.P. Morgan, Sommer & Barnard and Jones Day. The presentations to and discussions by the CTS Board (Messrs. Lozyniak and Dorme having excused themselves therefrom) were wide-ranging and detailed, and included, among other things, (i) a presentation by Sommer & Barnard regarding the duties of directors in considering a possible business combination, (ii) a review by senior management of the discussions conducted to date with representatives of the Company, (iii) a detailed review by Jones Day of the draft merger documentation and the status of discussions thereon between the parties, (iv) a review by senior management as to how a combination could be implemented, including the expected composition of the board of directors and senior management of the combined company, and (v) a presentation by J.P. Morgan of its preliminary views of the possible transaction. The CTS Board also received presentations regarding the terms of the Company Employment Contracts and the CEO Employment Contract.

    The CTS Board also met in the morning of May 9, 1997. At that meeting, the CTS Board as an entirety, and the Unaffiliated CTS Directors separately, approved the Combination.

    Later in the morning of May 9, 1997, the Company received a letter from the Third Party proposing to acquire the Company at $54 per Share in cash, subject to a number of conditions, including satisfactory completion of financial, legal, tax and environmental due diligence, exclusive negotiation between the Company and the Third Party regarding the acquisition of the Company (which would have required the cessation of negotiations between the Company and CTS) and a $10 million break-up fee (the "Third Party Proposal"). The Third Party also sent a letter to CTS that same morning indicating an intention to pursue the possible acquisition of the Company and a desire to work with CTS' management in connection therewith.

    Representatives of CTS contacted representatives of the Company in the morning of May 9, 1997 to report that CTS had approved the Merger Agreement earlier that morning, that CTS had received the above-described letter from the Third Party, that CTS believed that the Merger Agreement had been substantially negotiated and could be signed later that day, that CTS had invested substantial time and effort negotiating with the Company and that CTS did not wish to invest further time and effort discussing a transaction with the Company if the Company were not willing to sign a Merger Agreement on the terms which had been discussed. Accordingly, representatives of CTS informed representatives of the Company that CTS would terminate further discussions of a business combination if the Merger Agreement were not approved by the Company and signed that day. Representatives of CTS also said that CTS would not increase the consideration it was proposing in the Combination. In light of the Third Party Proposal, representatives of the Company proposed that CTS reduce the break-up fee contemplated by the draft merger documents which the parties had been discussing. CTS agreed in these discussions to reduce the fee to $2 million upon signing and $4 million under certain circumstances.

    Later that day, the Company Board met to continue the discussions begun on May 7, 1997 regarding a possible business combination transaction with CTS. At the meeting, the Company Board considered the Third Party Proposal, the Third WHX Tender Offer and CTS' proposal. The Company Board received a presentation by representatives of WP&Co. relating to financial considerations with respect to the transactions contemplated by the Merger Agreement with CTS. Representatives of WP&Co. delivered the WP&Co.'s Fairness Opinion. See "Special Considerations Relating to the Combination -- Fairness of Offer." For a further description of the Company Board's deliberations, and a discussion of the reasons for its recommendation, see Item 4 of the Schedule 14D-9, which is incorporated herein by this reference.

    During the deliberations of the Company Board on May 9, 1997, representatives of the Third Party sent a second letter to the Company that removed the due diligence condition in its first letter and clarified that its proposal was not subject to the consent of or approval by CTS. Representatives of the Company held further discussions with representatives of CTS regarding the break-up fee proposed by CTS, as a result of which CTS agreed to reduce the fee to $2 million upon the signing of the Merger Agreement and $3 million under certain circumstances. See "The Merger and the Merger Agreement -- Inducement Fee and Termination Fees."

    The Company Board did not communicate with the Third Party regarding the Third Party Proposal in light of (i) the fact that, while there could be no assurance that the Company and the Third Party could agree as to the final terms of a merger agreement, the Company and CTS had substantially negotiated the terms of the Merger Agreement, (ii) CTS' statement that if the Merger Agreement were not approved that day it would terminate further discussions of a business combination transaction, (iii) WP&Co.'s opinion as to the fairness of the consideration provided for in the Merger Agreement (and the fact that representatives of WP&Co. were aware of the Third Party Proposal when they delivered such opinion), and (iv) the Company Board's belief that the break-up fee and other features of the Merger Agreement would not deter a more attractive offer to acquire the Company.

    After discussion and further analysis, at its May 9, 1997 meeting, the Company Board unanimously determined to approve the Offer and the Merger. See "Special Considerations Relating to the Combination -- Fairness of the Offer." In addition, the Company Board unanimously recommended that (i) Shareholders who wish to receive cash for their Shares accept the Offer and tender their Shares pursuant thereto and (ii) Shareholders vote in favor of approval and adoption of the Merger Agreement and the Merger. At the May 9, 1997 meeting, the Company Board also reaffirmed its determination that the Third WHX Tender Offer was inadequate and not in the best interests of the Company and its Shareholders and reaffirmed its recommendation to the Shareholders that they reject the Third WHX Tender Offer and not tender their Shares pursuant thereto. Finally, the Company Board also adopted an amendment to the Company Rights Plan to make it inapplicable to the Offer, the Merger and the other transactions contemplated by the Merger Agreement. See "Introduction."

    CTS and the Company signed the Merger Agreement on the evening of May 9, 1997 and publicly announced the transaction on May 11, 1997.

    WHX has sent a notice, dated May 8, 1997, to the Company, in compliance with the Company's advance-notice By-law provisions adopted on April 11, 1997 (i) nominating six persons for election to the Company Board at the Company Annual Meeting and (ii) proposing that a non-binding Shareholder resolution be presented to the Shareholders at the Company Annual Meeting recommending that the Company Board take all actions necessary, including removing any anti-takeover devices of the Company, to effect the Third WHX Tender Offer or to effect a transaction with a third party for cash consideration in excess of $45 per Share. On May 9, 1997, WHX filed revised preliminary proxy materials with the Commission relating to the solicitation of proxies by WHX for use at the Company Annual Meeting regarding these matters.

    On May 14, 1997, a representative of WHX stated in an analyst conference call that WHX was reviewing its options with respect to the Company.

    On May 16, 1997, Purchaser commenced the Offer.

                                   THE OFFER

TERMS OF THE OFFER; PRORATION; EXPIRATION DATE.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will accept for payment and pay for Shares which are validly tendered prior to the Expiration Date and not properly withdrawn in accordance with the procedures set forth under "-- Withdrawal Rights" and which represent up to 49.9% of the total number of Shares. The term "Expiration Date" means 12:00 Midnight, New York City time, on Friday, June 13, 1997, unless and until Purchaser, in accordance with the terms of the Offer and the Merger Agreement, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

    Promptly after the Expiration Date, Purchaser will notify each tendering Shareholder as to the number of Shares out of the total number of Shares tendered by the Shareholders which Purchaser has accepted for purchase.

    If more than 49.9% of the Shares are validly tendered prior to the Expiration Date and not properly withdrawn, Purchaser will, upon the terms and subject to the conditions of the Offer, accept for payment and pay for only 49.9% of the Shares on a pro rata basis, with adjustments to avoid purchases of fractional Shares, based upon the number of Shares validly tendered prior to the Expiration Date and not properly withdrawn.

    Because of the difficulty of determining precisely the number of Shares validly tendered and not withdrawn, if proration is required, Purchaser would not expect to be able to announce the final results of proration or pay for Shares until at least five NYSE trading days after the Expiration Date. Preliminary results of proration will be announced by press release as promptly as practicable after the Expiration Date. Shareholders may obtain such preliminary information from the Information Agent and may also be able to obtain such preliminary information from their brokers.

    The Offer is conditioned upon, among other things, (i) the satisfaction of the Minimum Share Condition, (ii) any applicable waiting period under the HSR Act having expired or been terminated prior to the expiration of the Offer,
(iii) the receipt of a legal opinion as to certain tax consequences of the Merger, (iv) the absence of certain litigation, orders or other legal matters,
(v) the representations and warranties of the Company in the Merger Agreement being materially true and correct as of the Expiration Date and the covenants of the Company in the Merger Agreement having been materially performed or complied with, (vi) the absence of any material adverse change, or any development that is reasonably likely to result in a material adverse change, in the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, (vii) the Merger Agreement not having been terminated in accordance with its terms, (viii) no person having acquired beneficial ownership of Shares in excess of certain specified percentages, and
(ix) certain other conditions contained in this Offer. See
"-- Conditions of the Offer." Subject to the terms of the Merger Agreement, Purchaser expressly reserves the right (but will not be obligated) to waive any or all of the conditions of the Offer. Pursuant to the Merger Agreement, in the event any condition to the Offer is not satisfied or waived at the time the Expiration Date would otherwise occur, (1) Purchaser must extend the Expiration Date for an aggregate of 20 additional business days (the "First Extension Period") to the extent necessary to permit such condition to be satisfied and
(2) Purchaser may, in its sole discretion, extend the Expiration Date for up to 20 additional business days after the First Extension Period. Subject to the terms of the Merger Agreement and the rights of tendering Shareholders to withdraw their Shares in accordance with the procedures set forth under "-- Withdrawal Rights," Purchaser will retain all tendered Shares until the Expiration Date.

    Subject to the terms of the Merger Agreement described in the immediately succeeding paragraph and to applicable law, Purchaser expressly reserves the right to extend the period of time during which the

Offer is open by giving oral or written notice of such extension to the Depositary and by making a public announcement of such extension. Purchaser also expressly reserves the right, subject to applicable law (including applicable rules of the Commission) and to the terms of the Merger Agreement, at any time or from time to time, (i) to delay acceptance for payment of, or payment for, any Shares, regardless of whether the Shares were theretofore accepted for payment, or to terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment or paid for, upon the occurrence of any of the conditions specified in "-- Conditions of the Offer," by giving oral or written notice of such delay in payment or termination to the Depositary, and
(ii) to waive any conditions or otherwise amend the Offer in any respect, by giving oral or written notice to the Depositary. Any extension, delay in payment, termination or amendment will be followed as promptly as practicable by public announcement, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such announcement, otherwise than by issuing a release to the Dow Jones News Service or as otherwise may be required by law. The reservation by Purchaser of the right to delay acceptance for payment of, or payment for, Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires that Purchaser pay the consideration offered or return the Shares deposited by or on behalf of Shareholders promptly after the termination or withdrawal of the Offer. Any delay in acceptance for payment or payment beyond the time permitted by applicable law will be effectuated by an extension of the period of time during which the Offer is open.

    Pursuant to the terms of the Merger Agreement, without the prior written consent of the Company, Purchaser has agreed not to (and CTS has agreed to cause Purchaser not to) (i) decrease the Offer Price or change the form of the Offer consideration, (ii) change the conditions to the Offer or impose additional conditions to the Offer, (iii) increase the number of Shares to be purchased pursuant to the Offer to more than 50.1% of the Shares (calculated on a fully diluted basis), (iv) extend the Expiration Date (except as required by applicable law and except as described in the second preceding paragraph), or
(v) amend any term of the Offer in any manner materially adverse to the Shareholders (including without limitation to result in any extension which would be inconsistent with the preceding provisions of this sentence); provided, however, that, (a) subject to applicable legal requirements, CTS may cause Purchaser to waive any condition to the Offer other than the Minimum Share Condition and the Tax Opinion Condition (see "-- Conditions of the Offer") in CTS' sole discretion and (b) the Offer may be extended in connection with an increase in the consideration to be paid pursuant to the Offer to comply with applicable rules and regulations of the Commission. Assuming the prior satisfaction or waiver of the conditions to the Offer, CTS will cause Purchaser to accept for payment, and pay for, in accordance with the terms of the Offer, all Shares (up to 49.9% of the total number of Shares unless increased in accordance with the Merger Agreement) validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the Expiration Date.

    If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the changed terms or information. In the Commission's view, an offer should generally remain open for a minimum of five business days from the date a material change is first published, sent or given to shareholders. With respect to a change in price or a change in percentage of securities sought (other than an increase in the number of shares sought not in excess of 2% of the shares), a minimum ten business day period is required to allow for adequate dissemination to shareholders and investor response. As used in this Offer To Purchase, except for references to provisions in the Merger Agreement, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act. Accordingly, if, prior to the

Expiration Date, Purchaser increases or decreases the number of Shares being sought (including a change in or waiver of the Minimum Share Condition), or increases or decreases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of such increase or decrease is first published, sent or given to holders of Shares, the Offer will be extended at least until the expiration of such ten business day period.

    As of the date of this Offer To Purchase, the Rights are evidenced by the certificates representing Shares and do not trade separately. Accordingly, by tendering a certificate representing Shares, a Shareholder is automatically tendering a similar number of associated Rights. If, however, pursuant to the Rights Agreement or for any other reason, the Rights detach and separate certificates representing rights ("Rights Certificates") are issued, Shareholders will be required to tender one Right for each Share tendered in order to effect a valid tender of such Share.

    The Company has provided Purchaser with its Shareholder list and security position listings for the purpose of disseminating the Offer to the Shareholders. This Offer To Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record Shareholders and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

CONDITIONS OF THE OFFER

    Notwithstanding any other provision of the Offer, Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after expiration or termination of the Offer), to pay for any Shares, and may postpone the acceptance for payment or, subject to the restrictions referred to above, payment for any Shares tendered, and, subject to the terms of the Merger Agreement, may amend or terminate the Offer (whether or not any Shares have theretofore been purchased or paid for pursuant to the Offer) unless each of the following conditions have been satisfied: (i) the Minimum Share Condition; (ii) any applicable waiting periods under the HSR Act shall have expired or been terminated prior to the expiration of the Offer; (iii) either Jones Day or Skadden Arps shall have delivered to CTS and the Company an opinion, dated as of the date of purchase, to the effect that, based upon such representations, assumptions and conditions as the firm delivering such opinion deems necessary or appropriate, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that CTS, Purchaser and the Company will each be a party to such reorganization within the meaning of Section 368(b) of the Code (the "Tax Opinion Condition"), and (iv) if at any time on or after the date of the Merger Agreement and before acceptance for payment of, or payment for, such Shares, none of the following events shall have occurred and be continuing:

        (a) any United States or foreign governmental entity or authority or any United States or foreign court of competent jurisdiction in the United States or any foreign country shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order which is in effect and which (1) restricts, prevents or prohibits consummation of the transactions contemplated by the Merger Agreement, including the Offer or the Merger, (2) prohibits, limits or otherwise adversely affects the ownership or operation by CTS or any of its subsidiaries of all or any portion of the business or assets of the Company and its subsidiaries or compels the Company, CTS or any of their subsidiaries to dispose of or hold separate all or any portion of the business or assets of the Company and its subsidiaries, or (3) imposes limitations on the ability of CTS, Purchaser or any other subsidiary of CTS to exercise effectively full rights of ownership of any Shares, including without limitation the right to vote any Shares acquired by Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Shareholders, including without limitation the approval and adoption of the Merger Agreement and the transactions contemplated thereby;

        (b) there shall be instituted or pending any action or proceeding before any United States or foreign court or governmental entity or authority by any United States or foreign governmental entity or authority seeking any order, decree or injunction having any effect set forth in (a) above;

        (c) the representations and warranties of the Company contained in the Merger Agreement (without giving effect to the materiality, material adverse effect or knowledge limitations contained therein) shall not be true and correct as of the Expiration Date (as the same may be extended from time to time) as though made anew on and as of such date (except for representations and warranties made as of a specified date, which shall not be true and correct as of the specified date), except for any breach or breaches which, in the aggregate, could not be reasonably expected to have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, or on the ability of the Company to perform any of its obligations under the Merger Agreement;

        (d) the Company shall not have performed or complied in all material respects with its covenants under the Merger Agreement to which it is a party and such failure continues until the later of (1) 15 calendar days after actual receipt by it of written notice from CTS setting forth in detail the nature of such failure or (2) the Expiration Date;

        (e) there shall have occurred any material adverse change, or any development that is reasonably likely to result in a material adverse change, in the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole;

        (f) the Merger Agreement shall have been terminated in accordance with its terms;

        (g) the Company Board shall have withdrawn or materially modified or changed (including by amendment of Schedule 14D-9) in a manner adverse to Purchaser or CTS its recommendation of the Offer, the Merger or any of the transactions contemplated by the Merger Agreement;

        (h) there shall have occurred (1) any general suspension of, or limitation on prices for, trading in securities on the NYSE, (2) a decline of at least 20% in either the Dow Jones Average of Industrial Stocks or the Standard & Poor's 500 Index from the date of the Merger Agreement, or (3) the declaration of a banking moratorium or any limitation or suspension of payments in respect of the extension of credit by banks or other lending institutions in the United States; or

        (i) it shall have been publicly disclosed or CTS shall have otherwise learned that (1) any person or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than CTS or its affiliates or any group of which any of them is a member or any affiliate controlled by it or which is referred to in clause (2) below, shall have acquired beneficial ownership (determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of more than 20% of the Shares, (2) any such person or group which has filed a
    Schedule 13D prior to the date of the Merger Agreement disclosing beneficial ownership of 20% or more of the Shares shall have acquired beneficial ownership of 25% or more of the Shares, or (3) any person or group shall have entered into a definitive agreement or agreement in principle with the Company with respect to a merger, consolidation or other business combination with the Company.

The foregoing conditions are for the sole benefit of Purchaser and its affiliates and may be asserted by Purchaser, or CTS on behalf of Purchaser, regardless of the circumstances (including without limitation any action or inaction by Purchaser or any of its affiliates other than a material breach by Purchaser or CTS of the Merger Agreement) giving rise to any such condition or may be waived by Purchaser, in whole or in part, from time to time in its sole discretion, except as otherwise provided in the Merger Agreement. The failure by Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right and may be asserted at any time and from time to time. Any good faith determination by Purchaser concerning any of the events described herein will be final and binding. Pursuant to the Merger Agreement, CTS may not cause Purchaser to waive the Minimum Share Condition and the Tax Opinion Condition without the Company's consent.

    A public announcement will be made of a material change in, or waiver of, such conditions to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act, and the Offer will be extended in connection with any such change or waiver to the extent required by such rules.

ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will purchase, by accepting for payment, and will pay for, all Shares (up to 49.9% of the total number of Shares) which are validly tendered prior to the Expiration Date (and not properly withdrawn in accordance with the procedures set forth under "-- Withdrawal Rights") promptly after the later to occur of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions set forth in "-- Conditions of the Offer." Purchaser expressly reserves the right, in its discretion, to delay acceptance for payment of, or, subject to applicable rules of the Commission, payment for, Shares in order to comply in whole or in part with any applicable law.

    In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Shares, if such procedure is available, into the Depositary's account at The Depository Trust Company or the Philadelphia Depository Trust Company (each a "Book-Entry Transfer Facility" and, collectively, the "Book-Entry Transfer Facilities") pursuant to the procedures set forth in "-- Procedures for Tendering Shares,"
(ii) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, or, in the case of a book-entry transfer, an Agent's Message, and
(iii) any other documents required by the Letter of Transmittal. See
" -- Procedures for Tendering Shares."

    The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

    For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn if, as and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such Shares for payment. Payment for Shares accepted pursuant to the Offer will be made by deposit of the Offer Price with the Depositary, which will act as agent for tendering Shareholders for the purpose of receiving payments from Purchaser and transmitting payments to such tendering Shareholders. If, for any reason, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or Purchaser is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to Purchaser's rights under "-- Conditions of the Offer," the Depositary may, nevertheless, on behalf of Purchaser, retain the tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering Shareholders are entitled to withdrawal rights as described in "-- Withdrawal Rights" and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will interest on the Offer Price paid by Purchaser, regardless of any delay in making such payment. Purchaser will pay any stock transfer taxes incident to the transfer to it of validly tendered Shares, except as otherwise provided in Instruction 6 of the Letter of Transmittal, as well as any charges and expenses of the Depositary and the Information Agent.

No fees or commissions will be paid to brokers, dealers or other persons (other than the Information Agent and the Dealer Manager) for soliciting tenders of Shares pursuant to the Offer.

    If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing Shares not purchased will be returned, without expense to the tendering Shareholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in "-- Procedures for Tendering Shares," such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

    If, prior to the Expiration Date, Purchaser increases the consideration to be paid per Share pursuant to the Offer, Purchaser will pay such increased consideration for all such Shares purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

    Subject to the terms of the Merger Agreement, Purchaser reserves the right to transfer or assign, in whole at any time, or in part from time to time, to CTS or one or more direct or indirect wholly owned subsidiaries of CTS, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, provided that any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering Shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

PROCEDURES FOR TENDERING SHARES

    VALID TENDER OF SHARES. In order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (in the case of any book-entry transfer) and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer To Purchase prior to the Expiration Date and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at one of such addresses or Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the tendering Shareholder must comply with the guaranteed delivery procedures described below. No alternative, conditional or contingent tenders will be accepted.

    THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH A BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    BOOK-ENTRY TRANSFER. The Depositary will establish an account with respect to the Shares at each of the Book-Entry Transfer Facilities for purposes of the Offer within two business days after the date of this Offer To Purchase, and any financial institution that is a participant in either of the Book-Entry Transfer Facilities' systems may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer To Purchase prior to the Expiration Date or the tendering Shareholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of shares into the Depositary's account at a Book Entry Transfer Facility as described above is referred to as a "Book-Entry Confirmation." DELIVERY OF

DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    SIGNATURE GUARANTEE. Signatures on all Letters of Transmittal must be guaranteed by a firm which is a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program (each, an "Eligible Institution"), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

    If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

    GUARANTEED DELIVERY. If a Shareholder desires to tender Shares pursuant to the Offer and such Shareholder's Share Certificates are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all the following conditions are satisfied:

        (i) the tender is made by or through an Eligible Institution;

        (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser herewith, is received by the Depositary as provided below prior to the Expiration Date; and

       (iii) in the case of a guarantee of Shares, the Share Certificates for all tendered Shares, in proper form for transfer, or a Book-Entry Confirmation, together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with any required signature guarantee (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by such Letter of Transmittal, are received by the Depositary within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

    Any Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

    IN ALL CASES, SHARES SHALL NOT BE DEEMED VALIDLY TENDERED UNLESS A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL (OR A MANUALLY SIGNED FACSIMILE) IS RECEIVED BY THE DEPOSITARY.

    Notwithstanding any other provision hereof, payment for Shares purchased pursuant to the Offer will, in all cases, be made only after timely receipt by the Depositary of (i) the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, if available, (ii) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), and (iii) any other documents required by the Letter of Transmittal.

    DISTRIBUTION OF RIGHTS. Holders of Shares will be required to tender one Right for each Share tendered to effect a valid tender of such Share. Unless and until the Distribution Date occurs (see "Certain Information Concerning the Company -- The Rights"), the Rights are represented by and transferred with the Shares. Accordingly, if the Distribution Date does not occur prior to the Expiration Date of the Offer, a tender of Shares will constitute a tender of the associated Rights. If a Distribution Date has occurred, Rights Certificates representing a number of Rights equal to the number of Shares being tendered must be delivered to the Depositary in order for such Shares to be validly tendered. If a Distribution Date has occurred, a tender of Shares without Rights constitutes an agreement by the tendering Shareholder to deliver Rights Certificates representing a number of Rights equal to the number of Shares tendered pursuant to the Offer to the Depositary within three NYSE trading days after the date such Rights Certificates are distributed. Purchaser reserves the right to require that it receive such Rights Certificates prior to accepting Shares for payment. If a Distribution Date has occurred, unless the Rights are redeemed prior to the Expiration Date, Shareholders who sell their Rights separately from their Shares and do not otherwise acquire Rights may not be able to satisfy the requirements of the Offer for the tender of Shares. Payment for Shares tendered and purchased pursuant to the Offer will be made only after timely receipt by the Depositary of, among other things, such Rights Certificates, if such Rights Certificates have been distributed to holders of Shares. Purchaser will not pay any additional consideration for the Rights tendered pursuant to the Offer.

    DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Shares pursuant to any of the procedures described above will be determined by Purchaser in its sole discretion, whose determination will be final and binding on all parties. Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or if the acceptance for payment of, or payment for, such Shares may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right, in its sole discretion, to waive any of the conditions of the Offer (subject to the terms of the Merger Agreement) or any defect or irregularity in any tender with respect to Shares of any particular Shareholder, whether or not similar defects or irregularities are waived in the case of other Shareholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived.

    Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of CTS, Purchaser, the Company, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification.

    APPOINTMENT AS PROXY. By executing a Letter of Transmittal as set forth above, a tendering Shareholder irrevocably appoints designees of Purchaser as such Shareholder's proxies, each with full power of substitution and resubstitution, to the full extent of such Shareholder's rights with respect to the Shares tendered by such Shareholder and accepted for payment by Purchaser (and any and all noncash dividends, distributions, rights, other Shares or other securities issued or issuable in respect of such Shares after the date that the Shares are accepted for payment). All such proxies shall be considered coupled with an interest in the tendered Shares. This appointment will be effective if, when and only to the extent that, Purchaser accepts such Shares for payment pursuant to the Offer. Upon such acceptance for payment, all prior proxies given by such Shareholder with respect to such Shares and other securities will, without further action, be revoked, and no subsequent proxies may be given. The designees of Purchaser will, with respect to the Shares and other securities for which the appointment is effective, be empowered to exercise all voting and other rights of such Shareholder as they in their sole discretion may deem proper at any annual, special, adjourned or postponed meeting of the Shareholders by written consent or otherwise, and Purchaser reserves the right to require that, in order for Shares or other securities to be deemed validly tendered, immediately upon Purchaser's acceptance for payment of such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares. In the event that WHX proceeds with the proxy solicitation relating to the Company's Annual Meeting and proposals made by WHX for consideration thereof described in "Background of the Combination," Purchaser presently intends to vote any Shares over which it has voting power, including pursuant to any proxy appointments described herein, against such proposals.

    CERTAIN TAX MATTERS. TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT TO CERTAIN SHAREHOLDERS OF THE PURCHASE PRICE FOR SHARES PURCHASED PURSUANT TO THE OFFER, EACH SUCH SHAREHOLDER MUST PROVIDE THE DEPOSITARY WITH SUCH SHAREHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT SUCH SHAREHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 IN THE LETTER OF TRANSMITTAL. IF BACKUP WITHHOLDING APPLIES WITH RESPECT TO A SHAREHOLDER, THE DEPOSITARY IS REQUIRED TO WITHHOLD 31% OF ANY PAYMENTS MADE TO SUCH SHAREHOLDER. SEE INSTRUCTION 9 OF THE LETTER OF TRANSMITTAL. SEE "SPECIAL CONSIDERATIONS RELATING TO THE COMBINATION -- CERTAIN FEDERAL INCOME TAX CONSEQUENCES."

    GENERAL. Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering Shareholder and Purchaser upon the terms and subject to the conditions of the Offer.

WITHDRAWAL RIGHTS

    Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after July 14, 1997.

    If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering Shareholders are entitled to withdrawal rights as described in this Section. Any such delay will be by an extension of the Offer to the extent required by law.

    The reservation by Purchaser of the right to delay the acceptance or purchase of or payment for Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires Purchaser to pay the consideration offered or to return Shares deposited by or on behalf of Shareholders promptly after the termination or withdrawal of the Offer.

    For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer To Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in "-- Procedures for Tendering Shares," any notice of withdrawal must also specify the name and number of the account at a Book-Entry Transfer Facility to be credited with the withdrawn Shares.

    All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. No withdrawal of Shares will be deemed to have been made properly until all defects and irregularities have been cured or waived. None of CTS, Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

    Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered at any time prior to the Expiration Date by following the procedures described in "-- Procedures for Tendering Shares."

                      THE MERGER AND THE MERGER AGREEMENT

    THE FOLLOWING IS A SUMMARY OF THE MATERIAL TERMS OF THE MERGER AGREEMENT. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE MERGER AGREEMENT, WHICH IS INCORPORATED BY REFERENCE AND A COPY OF WHICH HAS BEEN FILED WITH THE COMMISSION AS AN EXHIBIT TO THE SCHEDULE 14D-1. THE MERGER AGREEMENT MAY BE EXAMINED, AND COPIES OBTAINED FROM THE OFFICES OF THE COMMISSION, IN THE SAME MANNER AS SET FORTH IN "MISCELLANEOUS -- SCHEDULE 14D-1."

AGREEMENTS WITH RESPECT TO THE OFFER

    The Merger Agreement contemplates the commencement of the Offer and prescribes the conditions to the consummation of the Offer. See "The Offer -- Conditions of the Offer." Without the prior written consent of the Company, Purchaser has agreed not to (and CTS has agreed to cause Purchaser not to) take certain actions with respect to the Offer. See (The Offer -- Terms of the Offer; Proration; Expiration Date).

THE MERGER

    Subject to the terms and conditions of the Merger Agreement and in accordance with the NYBCL, at the Effective Time the Company will merge with and into Purchaser. Purchaser will be the surviving corporation in the Merger, and will continue its corporate existence under New York law. Purchaser's charter will be the Certificate of Incorporation of the Surviving Corporation, and Purchaser's By-laws will be the By-Laws of the Surviving Corporation. After the Effective Time, the Surviving Corporation will be a wholly owned subsidiary of CTS.

    As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of Shares, each issued and outstanding Share other than Shares owned by the Company, CTS or any wholly owned subsidiary of the Company or CTS (or Shares accepted for payment by Purchaser pursuant to the Offer), will be converted into the right to receive 0.88 fully paid and nonassessable CTS Shares (except that cash will be paid in lieu of fractional shares as described under "-- Procedures for Exchange of Certificates; Fractional Shares"). As of the Effective Time, all such Shares will no longer be outstanding, will automatically be cancelled and retired and will cease to exist and each holder of a certificate representing any Shares will cease to have any rights in respect thereto except the right to receive the Merger Consideration and any cash in lieu of fractional shares. See "-- Procedures for Exchange of Certificates; Fractional Shares." Any Shares owned immediately prior to the Effective Time by the Company, CTS or any of their wholly owned subsidiaries will be cancelled. If the Stock Split is effective immediately after the Effective Time, the Exchange Ratio will be adjusted to be 1.76, rather than 0.88.

PROCEDURES FOR EXCHANGE OF CERTIFICATES; FRACTIONAL SHARES

    As soon as reasonably practicable after the Effective Time, a bank or trust company designated by CTS, in its capacity as Exchange Agent (the "Exchange Agent"), will send a transmittal letter to each Shareholder whose Shares were converted into CTS Shares in the Merger. The transmittal letter will contain instructions with respect to the surrender of certificates previously representing the Shares converted in the Merger.

    After the Effective Time, each certificate that previously represented Shares will represent only the right to receive CTS Shares into which such Shares were converted in the Merger and the right to receive cash in lieu of fractional Shares as described below.

    Holders of certificates previously representing Shares will not be paid dividends or distributions on the CTS Shares into which such Shares have been converted with a record date after the Effective Time, and will not be paid cash in lieu of fractional CTS Shares, until such certificates are surrendered to the

Exchange Agent for exchange. When such certificates are surrendered, any unpaid dividends and any cash in lieu of fractional CTS Shares payable as described below will be paid without interest.

    In the event of a transfer of ownership of the Shares which is not registered in the transfer records of the Company, a certificate representing the proper number of CTS Shares may be issued to a person other than the person in whose name the certificate so surrendered is registered if such certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of CTS Shares to a person other than the registered holder of such certificate or establish to the satisfaction of CTS that such tax has been paid or is not applicable.

    All CTS Shares issued upon conversion of the Shares (including any cash paid in lieu of any fractional CTS Shares) will be deemed to have been issued in full satisfaction of all rights pertaining to such Shares.

    No fractional CTS Shares will be issued to any Shareholder upon surrender of certificates previously representing the Shares. For each fractional share that would otherwise be issued, CTS will make available to such Shareholder an amount in cash determined in the manner set out in the next two succeeding paragraphs.

    As promptly as practicable following the Effective Time, the Exchange Agent will determine the excess of (i) the number of whole CTS Shares delivered to the Exchange Agent by CTS pursuant to the Merger Agreement over (ii) the aggregate number of whole CTS Shares to be distributed to Shareholders pursuant to the Merger (such excess being herein called the "Excess Shares"). The Exchange Agent will sell the Excess Shares at then-prevailing prices on the NYSE and will hold the proceeds of such sale or sales in trust for such Shareholders entitled thereto (the "Common Share Trust"). Promptly following such sale or sales, the Exchange Agent will determine the portion of the Common Share Trust to which each Shareholder is entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Common Share Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such Shareholder is entitled (after taking into account all Shares held at the Effective Time by such Shareholder) and the denominator of which is the aggregate amount of fractional share interests to which all Shareholders are entitled.

    Notwithstanding the preceding paragraph, CTS may elect at its option, exercised prior to the Effective Time, in lieu of the issuance and sale of Excess Shares and the making of the payments hereinabove contemplated, to pay each Shareholder an amount in cash equal to the product obtained by multiplying
(i) the fractional share interest to which such Shareholder (after taking into account all Shares held at the Effective Time by such Shareholder) would otherwise be entitled by (ii) the average closing price for a CTS Share as reported on the NYSE Composite Transaction Tape (as reported in the WALL STREET JOURNAL, or, if not reported thereby, any other authoritative source) (the "Average Closing Price") for the ten trading days prior to the closing date of the Merger.

SHAREHOLDER APPROVAL OF THE MERGER

    The Merger Agreement provides that the Company and CTS will, as soon as practicable following the date of the Merger Agreement, duly call, give notice of, convene and hold a meeting of their respective shareholders for the purpose of adopting the Merger Agreement and the transactions contemplated thereby (in the case of the Company) and for the purpose of approving the CTS Charter Amendments described in "-- Amendments to CTS Charter and Bylaws" and the issuance of CTS Shares in connection with the Merger (in the case of CTS). The affirmative vote of the holders of two-thirds of the voting power of all the voting shares at the Company's Shareholder meeting is required to adopt the Merger Agreement (the "Company Shareholder Approval"). The affirmative vote of the holders of a majority of the voting power of all outstanding CTS Shares voting as a single class at the CTS Shareholder meeting is required to approve the CTS Charter Amendments and the affirmative vote of a majority of votes cast by CTS Shares present in person or represented by proxy and voting at the CTS Shareholder meeting is required to approve the issuance of CTS Shares in connection with the Merger (the "CTS Shareholder Approval").

    The Company currently owns 44.1% of the issued and outstanding CTS Shares, 24.5% of which has voting rights. The Company has agreed that, during the period from May 9, 1997 until the Effective Time or the termination of the Merger Agreement in accordance with its terms, (i) it will not sell, transfer or pledge any Company-Owned CTS Shares or any other equity securities of CTS beneficially owned by it ("CTS Securities") and (ii) it will vote the CTS Securities in favor of the approval of the proposed CTS Charter Amendments and the approval of the other transactions contemplated by the Merger Agreement or in furtherance thereof and against any competing transaction and certain other material changes in CTS' business and corporate governance. CTS has similarly agreed in respect to the Company's equity securities owned by it or its Subsidiaries (including Purchaser), including Shares purchased in the Offer. In addition, the Company has agreed that, during the period from May 9, 1997 to the Offer Completion Date (as defined under "-- No Shop Covenant") plus two calendar days (unless the second calendar day is not a business day, in which case the period will include the business day following the second calendar day) (the "Open Period"), it will take all actions, including voting the CTS Securities in favor thereof, as are requested by CTS to adjourn or postpone the CTS Annual Meeting to such date within the Open Period as may be requested by CTS. CTS and the Company have agreed that, in any event, the parties will take all actions that may be required to adjourn the CTS Annual Meeting to June 24, 1997.

REPRESENTATIONS AND WARRANTIES

    The Merger Agreement contains customary representations and warranties relating to, among other things, (i) organization, standing and corporate power;
(ii) subsidiaries; (iii) capital structures; (iv) authorization, execution, delivery, performance and enforceability of, and required consents, approvals, orders and authorizations of governmental authorities relating to, the Merger Agreement; (v) the accuracy of information in documents filed with the Commission and the absence of undisclosed liabilities; (vi) the accuracy of information supplied in connection with this Offer To Purchase and the related filings with the Commission; (vii) absence of material changes or events; (viii) the absence of material litigation; (ix) required shareholder votes; (x) the satisfaction of certain state takeover statutes; (xi) engagement and payment of fees of brokers, investment bankers, finders and financial advisors; (xii) receipt of fairness opinions; (xiii) ownership of the other parties' capital stock; (xiv) the inapplicability of the Company Rights Agreement; (xv) certain employment agreements between the Company, CTS and certain of the Company's and CTS' employees; and (xvi) certain tax matters.

CONDUCT OF BUSINESS PENDING MERGER

    Pursuant to the Merger Agreement, CTS and the Company have each agreed to carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as conducted prior to the execution of the Merger Agreement and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and other key employees and preserve their relationships with those persons and entities having business dealings with them to the end that their goodwill and ongoing businesses will be unimpaired at the Effective Time. In addition, CTS and the Company have each agreed that during the period from May 9, 1997 to the Effective Time, among other things and subject to certain exceptions, neither it nor any of its subsidiaries may:

        (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any capital stock, other than certain dividends and distributions by a subsidiary and other than the regular quarterly or semi-annual dividends, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase, redeem or otherwise acquire any shares of its capital stock or its significant subsidiaries' capital stock or any rights, warrants or options to acquire any such securities; provided, however, CTS may (A) effect the Stock Split and (B) under certain conditions, declare a dividend of rights in connection with the adoption of a rights plan (the "CTS Rights");

        (ii) issue, deliver, sell, pledge or otherwise encumber any shares of capital stock, any other voting securities or any securities convertible into or any rights, warrants or options to acquire any such shares, other than pursuant to existing employee stock options, the issuance of CTS Rights and the Stock Split;

       (iii) amend its certificate or articles, as applicable, of incorporation, by-laws or other comparable organizational documents; or

        (iv) make any material change to accounting methods, principles or practices, except as may be required by generally accepted accounting principles.

The Company has further agreed, among other things and subject to certain exceptions, that neither it nor any of its subsidiaries will:

        (i) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business entity or other business organization;

        (ii) sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any properties or assets, other than (A) in the ordinary course of business or (B) sales of assets that individually or in the aggregate do not exceed $1 million;

       (iii) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice;

        (iv) make any loans, advances or capital contributions to, or investments in, any other person, other than to subsidiaries or to officers and to employees for travel, business or relocation expenses in the ordinary course of business;

        (v) make or agree to make any new capital expenditure other than as set forth in existing operating budgets;

        (vi) except as required by law or contemplated by the Merger Agreement, enter into, adopt or amend in any material respect or terminate any employee benefit plan or any other agreement, plan or policy involving the Company or any of its subsidiaries and one or more of their directors, officers or employees, or materially change any actuarial or other assumption used to calculate funding obligations with respect to any Company pension plans, or change the manner in which contributions to any Company pension plans are made or the basis on which such contributions are determined;

       (vii) increase the compensation of any director, executive officer or other key employee of the Company or pay any benefit or amount not required by a plan or arrangement as in effect on the date of this Agreement to any such person;

      (viii) enter into any contract or agreement, written or oral, with any affiliate, associate or relative of CTS, or make any payment to or for the benefit of, directly or indirectly, any of the foregoing; or

        (ix) make any amendment to, or waive or enter into or give any binding interpretation of, any term of a certain agreement with certain Shareholders.

NO-SHOP COVENANT

    Pursuant to the Merger Agreement, the Company and CTS will not, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any Takeover Proposal or (ii) participate in any discussions or negotiations regarding any Takeover Proposal; provided, however, that if, at any time prior to, with respect to the Company, the Offer Completion Date or, with respect to CTS, the Effective Time, the Company Board (with respect to the Company) or the Unaffiliated CTS Directors (with respect to CTS) determine in good faith, after consultation with advisors, that the failure to do so would create a reasonable possibility of a breach of their fiduciary duties to its shareholders under applicable law, such party may, in response to a Takeover Proposal which was not solicited by it or which did not otherwise result from a breach of the covenant described in this paragraph, furnish information with respect to it and its subsidiaries to any person pursuant to a customary confidentiality agreement and participate in negotiations regarding such Takeover Proposal.

    Except as expressly permitted by the Merger Agreement, neither the Company Board nor the CTS Board, nor any committee thereof, will (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to the other party, the approval or recommendation by such board of directors or such committee of the Merger or the Merger Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal, or (iii) cause such party to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Takeover Proposal (an "Acquisition Agreement"). Notwithstanding the foregoing, in the event that prior to the earlier to occur of (a) the date on which Purchaser purchases Shares pursuant to the Offer and (b) the Effective Time (the "Offer Completion Date"), the Company Board (with respect to the Company) or a majority of the members of the CTS Board who are Unaffiliated CTS Directors (with respect to CTS) determines in good faith, (and with respect to the Company, after the Company has received a Takeover Proposal and, with respect to CTS, after CTS has received a Takeover Proposal) and after consultation with advisors, that the failure to do so would create a reasonable possibility of a breach of their fiduciary duties to its shareholders under applicable law, the Company Board (with respect to the Company) or a majority of the members of the CTS Board who are Unaffiliated CTS Directors (with respect to CTS) may withdraw or modify its approval or recommendation of the Offer, the Merger or the Merger Agreement, approve or recommend a Takeover Proposal, or terminate the Merger Agreement (such termination, a "Fiduciary Out"), but only if (A) the terminating party pays its respective termination fee (see "-- Inducement Fee and Termination Fees") and (B) with respect to the Company's Fiduciary Out, prior to any such termination which is to be effective within two business days of the CTS Annual Meeting or any postponement or adjournment thereof, the Company shall have given CTS at least two business days notice of the effectiveness of such termination.

    A "Takeover Proposal" is defined, with respect to either the Company or CTS, to be any inquiry, proposal or offer from any person or entity relating to any direct or indirect acquisition or purchase of 20% or more of such party's and its subsidiaries' assets or 20% or more of any class of equity securities of such party or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person owning 20% or more of any class of equity securities of such party or any of its subsidiaries or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving such party or any of its subsidiaries other than the transactions contemplated by the Merger Agreement.

INDUCEMENT FEE AND TERMINATION FEES

    As an inducement to CTS and Purchaser to enter into the Merger Agreement and perform their respective obligations thereunder, on May 9, 1997, the Company paid $2.0 million to CTS (the "Inducement Fee"). The Inducement Fee is not subject to refund or return for any reason whatever and may not be used as an offset against or otherwise applied to any obligation of the Company, including without limitation the obligation to pay a termination fee. In addition, the Merger Agreement provides that the Company will pay CTS a $3.0 million fee in the event that (i) a Takeover Proposal with respect to the Company (other than WHX Corporation's $45.00 cash tender offer) is made known to the Company or any of its subsidiaries or has been made directly to Shareholders generally or any person or entity publicly announces an intention (whether or not conditional) to make such a Takeover Proposal and thereafter the Merger Agreement is terminated by the Company or CTS because either the Merger has not been consummated by September 30, 1997 or the Company Shareholders have not approved the Merger at the shareholders meeting called for such purpose, (ii) the Merger Agreement is terminated (a) by the Company pursuant to its Fiduciary Out or (b) by CTS because the Company Board or any committee thereof has (1) withdrawn or modified in a manner adverse to CTS its approval or recommendation of the Offer, the Merger or the Merger Agreement or failed to reconfirm its approval within the prescribed time, (2) has approved or recommended, or proposed publicly to do so, any Takeover Proposal with respect to the Company, (3) caused the Company to enter into an Acquisition Agreement or, (4) resolved to take any of the foregoing actions.

    The Merger Agreement provides that CTS will pay the Company a $5.0 million fee in the event that (i) a Takeover Proposal with respect to CTS is made known to CTS or any of its subsidiaries or has been made directly to shareholders generally or any person or entity publicly announces an intention (whether or not conditional) to make such a Takeover Proposal and thereafter the Merger Agreement is terminated by CTS or the Company because either the Merger has not been consummated by September 30, 1997 or CTS Shareholder Approval has not been obtained at the CTS Shareholders meeting called for such purpose, (ii) the Merger Agreement is terminated (a) by CTS pursuant to its Fiduciary Out or (b) by the Company because the CTS Board or any committee thereof has (1) withdrawn or modified in a manner adverse to the Company its approval or recommendation of the Offer, the Merger or the Merger Agreement or failed to reconfirm its approval within the prescribed time, (2) has approved or recommended, or proposed publicly to do so, any Takeover Proposal with respect to CTS, (3) caused CTS to enter into an Acquisition Agreement, or (4) resolved to take any of the foregoing actions.

    Except as described above, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring the cost or expense, except that the Company and CTS will each pay one half of the cost of (i) filing, printing and mailing the Joint Proxy Statement (including SEC filing fees) and (ii) the HSR Act filing.

EMPLOYEE BENEFITS MATTERS

    Pursuant to the Merger Agreement, with respect to each CTS "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including plans or policies providing severance benefits and vacation entitlement ("CTS Plans"), if the Effective Time occurs, service with the Company will be treated as service with CTS for purposes of determining eligibility to participate, vesting and entitlement to benefits (other than the accrual of benefits under any defined benefit pension plan) unless, and to the extent that, the recognition of such service would result in a duplication of benefits. Such service also will apply for purposes of satisfying any waiting periods, evidence of insurability requirements or the application of any preexisting condition limitations under any CTS Plan. Employees of the Company will be given credit under any CTS Plan in which they are eligible to participate for amounts paid under a corresponding Company benefit plan during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the CTS Plans.

    Following the Effective Time, CTS will cause the Surviving Corporation to honor in accordance with their terms all employment, severance and other compensation agreements and arrangements of the Company, including but not limited to severance benefit plans, the existence or terms of which do not involve any material breach of any representation, warranty or covenant of the Company under the Merger Agreement.

    For a description of certain employment agreements and other employee benefits matters relating to the Merger, see "Special Considerations Relating to the Combination -- Interest of Certain Persons in the Offer and the Merger."

INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE

    The Merger Agreement provides that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time existing in favor of the current or former directors or officers of the Company or its subsidiaries as provided in their respective certificates of incorporation or by-laws (or comparable organizational documents) will be assumed by CTS and CTS will be directly responsible for such indemnification, without further action, as of the Effective Time and will continue in full force and effect in accordance with their respective terms. In addition, from and after the Effective Time, directors and officers of the Company who become or remain directors or officers of CTS or Purchaser will be entitled to the same indemnity rights and protections (including those provided by directors' and officers' liability insurance) as are afforded to other directors and officers of CTS.

    For a period of six years after the Effective Time, CTS will, and will cause the Surviving Corporation to, maintain policies of directors' and officers' liability insurance equivalent in all material respects to those maintained by or on behalf of the Company and its subsidiaries on the date of the Merger Agreement (and having at least the same coverage and containing terms and conditions which are no less advantageous to the persons currently covered by such policies as insureds) with respect to matters existing or occurring at or prior to the Effective Time; provided, however, that if the aggregate annual premiums for such insurance at any time during such period exceed 200% of the per annum rate of premium currently paid by the Company and its subsidiaries for such insurance on the date of the Merger Agreement, then CTS will cause the Surviving Corporation to, and the Surviving Corporation will, provide the maximum coverage that shall then be available at an annual premium equal to 200% of such rate.

CONDITIONS TO THE CONSUMMATION OF THE MERGER

    Each party's obligation to effect the Merger is subject to the satisfaction or waiver on or prior to the closing date of the Merger (the "Closing Date") of various conditions which include, in addition to other customary closing conditions, the following:

        (i) each of the Company Shareholder Approval and the CTS Shareholder Approval shall have been obtained;

        (ii) no judgment, order, decree, statute, law, ordinance, rule, regulation, temporary restraining order, injunction or other order enacted, entered, promulgated, enforced or issued by any court or other governmental entity or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect (each, a "Restraint"); and

       (iii) the Joint Proxy Statement/Prospectus shall have become effective and shall not be the subject of any stop order or proceeding seeking a stop order.

    CTS' obligation to effect the Merger is also subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

        (i) the Company shall have performed in all material respects all obligations to be performed by it on or before the earlier of (i) such time as CTS controls the Company Board pursuant to the Merger Agreement and (ii) the Closing Date; and

        (ii) Purchaser shall have accepted for payment and paid for Shares pursuant to the Offer; provided, however, that CTS may not invoke this condition if Purchaser fails to purchase Shares in violation of the terms of the Merger Agreement.

    The Company's obligation to effect the Merger is also subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

        (i) Purchaser and CTS having performed in all material respects all obligations to be performed by them; and

        (ii) Purchaser having accepted for payment and paid for at least 25% of the Shares pursuant to the Offer.

    If (i) the Minimum Share Condition is not satisfied on the Expiration Date and (ii) the average closing price of CTS Shares for the ten trading days prior to the Expiration Date multiplied by the Exchange Ratio is at least $55.00, CTS and Purchaser may elect, by written notice from CTS to the Company not later than the first business day after the Expiration Date, to proceed with the Merger, in which case the Company, CTS and Purchaser will be obligated to effect the Merger subject to all of the conditions specified in the preceding paragraphs except for the conditions with respect to purchase of Shares in the Offer. If CTS and

Purchaser elect to proceed with the Merger in these circumstances, the parties' obligations to effect the Merger will be subject to the additional condition that either Jones Day or Skadden Arps deliver an opinion, dated as of the Closing Date, to the same effect as the opinion to be delivered in satisfaction of the Tax Opinion Condition. See "The Offer -- Conditions of the Offer."

TERMINATION

    The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after Company Shareholder Approval and the CTS Shareholder Approval:

        (i) by mutual written consent of CTS and the Company (including without limitation in connection with the entry into any other agreement between the Company and CTS);

        (ii) by CTS, if the Offer shall have expired or been withdrawn or terminated in accordance with the terms thereof without any Shares being purchased by CTS thereunder by reason of the failure of any condition set forth in "The Offer -- Conditions of the Offer";

       (iii) by either CTS or the Company: (a) if the Merger has not been consummated by September 30, 1997; provided, however, that the right to terminate the Merger Agreement pursuant to this clause will not be available to any party whose failure to perform any of its obligations under the Merger Agreement results in the failure of the Merger to be consummated by such time, (b) if Company Shareholder Approval shall not have been obtained,
    (c) if CTS Shareholder Approval shall not have been obtained, or (d) if any governmental entity shall have issued a Restraint or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement and such Restraint or other action shall have become final and nonappealable;

        (iv) by CTS, if the Company Board or any committee thereof shall have
    (a) withdrawn or modified in a manner adverse to CTS its approval or recommendation of the Offer, the Merger or the Merger Agreement or failed to reconfirm its approval or recommendation within five business days after a written request to do so, (b) approved or recommended, or proposed publicly to approve or recommend, any Takeover Proposal with respect to the Company,
    (c) caused the Company to enter into an Acquisition Agreement, or (d) resolved to take any of the foregoing actions;

        (v) by CTS, upon exercise of its Fiduciary Out at any time prior to the Offer Completion Date;

        (vi) by the Company, if the CTS Board or any committee thereof shall have (a) withdrawn or modified in a manner adverse to the Company its approval or recommendation of the Offer, the Merger or the Merger Agreement or failed to reconfirm its approval or recommendation within five business days after a written request to do so, (b) approved or recommended, or proposed publicly to approve or recommend, any Takeover Proposal with respect to CTS, (c) caused CTS to enter into a Acquisition Agreement, or (d) resolved to take any of the foregoing actions;

       (vii) by the Company at or prior to the Offer Completion Date, if CTS or Purchaser shall have breached or failed to perform in any material respect any of its representations, warranties or covenants required to be performed by them under the Merger Agreement at or prior to the Offer Completion Date, which breach or failure to perform cannot be or has not been cured within 30 days after the giving of written notice to CTS and Purchaser of such breach (provided that the Company is not then in material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement that cannot or has not been cured within 30 days after giving notice to the Company of such breach); and

      (viii) by the Company, upon exercise of its Fiduciary Out at any time prior to the Offer Completion Date.

AMENDMENTS TO CTS CHARTER AND BYLAWS

    In connection with the Merger, effective as of the Effective Time, CTS' Articles of Incorporation will be amended (the "CTS Charter Amendments"), among other things, to (i) increase the authorized capital of CTS from 8,000,000 shares of Common Stock to 75,000,000 shares of Common Stock and 25,000,000 shares of Preferred Stock (the terms of which will be fixed by the CTS Board),
(ii) increase the maximum and minimum size of the CTS Board to 15 and three, respectively, with the exact size to be determined by the CTS Board, and (iii) expand the required indemnification to the extent allowable by law and to provide procedures for the resolution of disputes over compliance with the applicable standard of care. The CTS Charter Amendments will require the affirmative vote of a majority of the CTS Shares outstanding, but will not become effective unless the issuance of CTS Shares in the Merger is also approved by CTS Shareholders.

    Also, effective as of the Effective Time and subject to the occurrence thereof, CTS' Bylaws will be amended to, among other things, provide that a majority of the CTS Board (rather than two-thirds) may amend or take substantially all other actions under CTS' Bylaws.

DISSENTER'S RIGHTS

    Under the NYBCL, Shareholders are not entitled to dissenter's rights by reason of the Offer. However, if the Merger is consummated, Shareholders will be entitled to appraisal rights under the NYBCL. Shareholders who follow the procedures in Section 623 of the NYBCL will be entitled to have their Shares appraised by a New York court and to receive payment of the "fair value" of such Shares as determined by such court. The procedures therefor will be described in full in the Joint Proxy Statement/ Prospectus.

                   CERTAIN INFORMATION CONCERNING THE COMPANY

GENERAL

    The Company is a New York corporation whose principal executive offices are located at 475 Steamboat Road, Greenwich, Connecticut 06830-7197. The Company is a diversified manufacturer of commercial and industrial products founded in 1924. The Company's eight plants are located in California, Connecticut, Ohio and Pennsylvania. Its six separate business units manufacture electronic components, mobile vans and transportable shelters for specialized electronic and medical diagnostic equipment, portable electric housewares and commercial appliances, air distribution equipment, specialized air-conditioning equipment and generator sets.

SELECTED FINANCIAL INFORMATION

    Set forth below is a summary of certain consolidated financial information with respect to the Company and its subsidiaries for its quarter ended March 31, 1997 and its fiscal years ended December 31, 1996, 1995 and 1994, excerpted from financial statements presented in the Company's Quarterly Report on Form 10-Q for the first quarter of 1997 (the "Company 10-Q"), the Company's Annual Report on Form 10-K for the year ended December 31, 1996 (the "Company 10-K") and other documents filed by the Company with the Commission. More comprehensive financial information is included in such reports (including management's discussion and analysis of results of operations and financial position) and other documents filed by the Company with the Commission, and the financial information summary set forth below is qualified in its entirety by reference to such reports and other documents, and all the financial information and related notes contained therein. The Company 10-Q, the Company 10-K and such other documents may be examined and copies may be obtained from the offices of the Commission or the NYSE in the manner set forth below.

                        DYNAMICS CORPORATION OF AMERICA
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                         THREE MONTHS ENDED          YEAR ENDED DECEMBER 31,
                                                       -----------------------  ----------------------------------
                                                       MARCH 31,    MARCH 31,
                                                          1997        1996         1996        1995        1994
                                                       ----------  -----------  ----------  ----------  ----------
INCOME STATEMENT INFORMATION:
Net Sales............................................  $   30,402   $  27,864   $  129,206  $  114,164  $  107,700
Income (loss) from continuing operations before
  equity investment in CTS...........................       1,171        (834)          76       1,364       5,106
Income from equity investment in CTS.................       2,637       4,060       10,280       4,411       3,618
Income from continuing operations....................       3,808       3,226       10,356       5,775       8,724

PER SHARE INFORMATION:
Income from continuing operations....................        1.00         .84         2.71        1.50        2.25
Reclassification of provision for Fermont
  disposition........................................          --         .07          .07         .25          --
Net income...........................................        1.00         .91         2.78        1.75        2.25
Dividends per common share...........................         .10         .10          .20         .20         .20

                                                                                     AT DECEMBER 31,
                                                       AT MARCH 31,               ----------------------
                                                           1997                      1996        1995
                                                       ------------               ----------  ----------
BALANCE SHEET INFORMATION:
Total current assets.................................   $   53,386                $   49,350  $   50,793
Equity investment in CTS.............................       86,478                    84,046      77,180
Total assets.........................................      148,226                   140,736     134,301
Total liabilities....................................       29,858                    25,698      28,827
Total shareholders' equity...........................      118,368                   115,038     105,474

    The Company is subject to the information and reporting requirements of the Exchange Act and is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements distributed to the Shareholders and filed with the Commission. These reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at prescribed rates at the following regional offices of the Commission: Seven World Trade Center, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains an Internet web site at http:// www.sec.gov that contains reports, proxy statements and other information. The Shares are listed on the NYSE, and reports, proxy statements and other information concerning the Company should also be available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

CERTAIN PROJECTIONS

    In the course of discussions giving rise to the Merger Agreement (see "Background of the Combination"), representatives of the Company furnished representatives of CTS certain business and financial information that was not publicly available, including certain financial projections for 1997 and 1998 (the "Company Projections"). The Company Projections included certain projections for the years 1997 and 1998 prepared solely for the Company's internal purposes. None of such projected financial information provided by the Company to CTS was prepared for publication or with a view to complying with the published guidelines of the Commission regarding projections or with the AICPA Guide for Prospective Financial Statements, and such information is being included in the Offer To Purchase solely because it was furnished to CTS in connection with the discussions giving rise to the Merger Agreement. The independent accountants of the Company, Ernst & Young LLP, have neither examined nor compiled the prospective financial information set forth below and, accordingly, do not express an opinion or any other form of assurance with respect thereto. The reports of Ernst & Young LLP incorporated by reference in this Offer To Purchase relate to the historical financial information of the Company, do not extend to the prospective financial information and should not be read to do so.

    THE PROJECTED FINANCIAL INFORMATION SET FORTH BELOW NECESSARILY REFLECTS NUMEROUS ASSUMPTIONS WITH RESPECT TO GENERAL BUSINESS AND ECONOMIC CONDITIONS AND OTHER MATTERS, MANY OF WHICH ARE INHERENTLY UNCERTAIN OR BEYOND THE COMPANY'S OR CTS' CONTROL, AND DOES NOT TAKE INTO ACCOUNT ANY CHANGES IN THE COMPANY'S OPERATIONS OR CAPITAL STRUCTURE WHICH MAY RESULT FROM THE OFFER AND THE MERGER. SEE "SPECIAL CONSIDERATIONS RELATING TO THE COMBINATION -- PLANS FOR THE COMPANY AND CTS." IT IS NOT POSSIBLE TO PREDICT WHETHER THE ASSUMPTIONS MADE IN PREPARING THE PROJECTED FINANCIAL INFORMATION WILL BE VALID AND ACTUAL RESULTS MAY PROVE TO BE MATERIALLY HIGHER OR LOWER THAN THOSE CONTAINED IN THE PROJECTIONS. NO SPECIFIC ASSUMPTIONS RELATING TO SUCH PROJECTIONS WERE FURNISHED BY THE COMPANY TO CTS, ALTHOUGH CERTAIN INFORMATION GENERALLY PERTINENT TO THE COMPANY PROJECTIONS WAS FURNISHED BY THE COMPANY TO CTS IN THEIR DUE DILIGENCE REVIEW. THE INCLUSION OF THIS INFORMATION SHOULD NOT BE REGARDED AS AN INDICATION THAT THE COMPANY, CTS OR ANYONE ELSE WHO RECEIVED THIS INFORMATION CONSIDERED IT A RELIABLE PREDICTOR OF FUTURE EVENTS, AND THIS INFORMATION SHOULD NOT BE RELIED ON AS SUCH. NONE OF CTS, PURCHASER, THE COMPANY OR ANY OF THEIR RESPECTIVE REPRESENTATIVES ASSUMES ANY RESPONSIBILITY FOR THE VALIDITY, REASONABLENESS, ACCURACY OR COMPLETENESS OF THE PROJECTED FINANCIAL INFORMATION, AND THE COMPANY HAS MADE NO REPRESENTATIONS TO CTS REGARDING SUCH INFORMATION.

                                                                                         1997       1998
                                                                                       ---------  ---------
                                                                                           (AMOUNTS IN
                                                                                            MILLIONS)
Net Sales............................................................................  $   148.6  $   170.9
Cost of goods sold...................................................................      115.4      132.7
Earnings before interest and taxes, before equity earnings from CTS..................        6.0        6.9
Net earnings, before equity earnings from CTS........................................  $     4.3  $     5.0

THE RIGHTS

    The Company Rights Agreement is described in the Company's Form 8-A, dated January 30, 1986, the Company 8-K, dated as of December 27, 1995, the Company 8-K, dated May 9, 1997, and the Company 8-K, dated May 12, 1997 filed with the Commission, each of which is incorporated herein by this reference. The Rights will be represented by the Share Certificates and will not be exercisable, or transferable apart from the Shares, until (i) 10 days after the public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, the beneficial ownership of 20 percent or more of the Shares in a transaction not approved by the Board prior to such transaction (an "Acquiring Person"), or (ii) such date as the Company Board shall determine following the first public announcement of the commencement of, or the intent of any individual, firm, corporation or other entity (other than the Company) to commence, a tender or exchange offer for 25% or more of the outstanding Shares. As soon as practicable after such date (the "Distribution Date"), separate certificates evidencing the Rights will be mailed to holders of record of Shares as of the close of business on the Distribution Date and such separate certificates alone will evidence the Rights. For a description of the amendments to the Company Rights Agreement effected in connection with the Merger, see "Introduction."

    Shareholders are required to tender one associated Right for each Share tendered in order to effect a valid tender of such Share. If the Distribution Date (as defined) does not occur prior to the Expiration Date, a tender of Shares will automatically constitute a tender of the associated Rights. See "The Offer -- Procedures for Tendering Shares."

CERTAIN PROVISIONS OF THE COMPANY'S CERTIFICATE OF INCORPORATION

    Article XV of the Company's Certificate of Incorporation provides, among other things, that the affirmative vote of not less than 80% of the outstanding stock of the Company entitled to vote thereon (the "80% Vote") is required to approve any of the following transactions with an individual, corporation or other entity (collectively, a "Combination Partner") who is a beneficial owner (as such term is defined in the Company Certificate of Incorporation) of 5% or more of the outstanding capital stock of the Company entitled to vote in the election of directors: (i) any agreement for merger or consolidation of the Company or any subsidiary with or into a Combination Partner, or the merger of any other Combination Partner into the Company or any subsidiary, (ii) any sale, lease, exchange, mortgage or pledge to any other Combination Partner of all or substantially all of the property and assets of the Company or any subsidiary, or any part of such assets having a fair market value greater than 50% of the fair market value of the total assets of the Company or such subsidiary, or
(iii) the issuance or transfer by the Company or any subsidiary of any voting securities of the Company or any subsidiary having a fair market value of more than $1,000,000 in exchange or payment for the securities or property and assets (including cash) of any Combination Partner. Notwithstanding the preceding sentence, the 80% Vote is not required if the Company owns a majority of the Combination Partner's voting stock or if the Company Board approves the transaction before such Combination Partner becomes a 5% or more beneficial owner of such capital stock. At the time that the Company Board approved the Merger Agreement, Purchaser or CTS did not own 5% of the Shares. Therefore, the 80% Vote is inapplicable to the Merger Agreement or the Merger, and the affirmative vote of the holders of two-thirds of the Shares is the only vote required to approve the Merger Agreement and the Merger.

                CERTAIN INFORMATION CONCERNING PURCHASER AND CTS

PURCHASER

    Purchaser is a New York corporation which was recently organized in connection with the Offer. The principal offices of Purchaser are located at 905 West Boulevard North, Elkhart, Indiana 46514. Purchaser is a wholly owned subsidiary of CTS. Until immediately prior to the time that Purchaser will purchase Shares pursuant to the Offer, it is not expected that Purchaser will have any significant assets or liabilities or engage in activities other than those activities incident to the Offer and the Merger and the other transactions contemplated by the Merger Agreement.

CTS

    CTS is an Indiana corporation with its principal executive offices located at 905 West Boulevard North, Elkhart, Indiana 46514. CTS designs, manufactures and sells a broad line of electronic components principally serving original equipment manufacturers in the automotive, computer, communications, instrument and controls, defense and aerospace industries. CTS products are engineered and manufactured at 16 facilities worldwide and include automotive control devices, interconnect products, frequency control devices, resistor networks and hybrid microcircuits.

    The name, citizenship, business address, principal occupation or employment and five-year employment history for each of the directors and executive officers of CTS and Purchaser are set forth in Schedule I hereto. Except as disclosed in this Offer To Purchase (including Schedule I hereto), neither CTS nor Purchaser, nor, to the knowledge of CTS or Purchaser, any of the persons listed in Schedule I hereto, any associate or subsidiary of such persons or any of the respective directors, executive officers or subsidiaries of the foregoing
(i) beneficially owns any equity security of the Company, (ii) has effected any transaction in any equity security of the Company during the past 60 days, (iii) has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, or (iv) except as set forth in this Offer To Purchase, has had any transactions with the Company, or any of its executive officers, directors or affiliates that would require reporting under the rules of the Commission. Except as set forth in this Offer To Purchase (see "Background of the Combination"), there have been no contacts, negotiations or transactions between CTS or Purchaser, or their respective subsidiaries, or, to the knowledge of CTS or Purchaser, any of the persons listed in Schedule I hereto, on the one hand, and the Company or its executive officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors, or a sale or other transfer of a material amount of assets.

SELECTED FINANCIAL INFORMATION

    Set forth below is a summary of certain consolidated financial information with respect to CTS and its subsidiaries for the quarter ended March 30, 1997 and for its fiscal years ended December 31, 1996, 1995 and 1994, excerpted from financial statements presented in CTS' Quarterly Report on Form 10-Q for the quarter ended March 30, 1997 (the "CTS 10-Q"), CTS' Annual Report on Form 10-K for the year ended December 31, 1996 (the "CTS 10-K") and other documents filed by CTS with the Commission. More comprehensive financial information is included in such reports (including management's discussion and analysis of results of operations and financial position) and other documents filed by CTS with the Commission, and the financial information summary set forth below is qualified in its entirety by reference to such reports and other documents, and all the financial information and related notes contained therein. The CTS 10-Q, the CTS 10-K and such other documents may be examined and copies may be obtained from the offices of the Commission or the NYSE in the manner set forth below.

                                CTS CORPORATION

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

                    (in thousands, except per share amounts)

                                                          THREE MONTHS ENDED          YEAR ENDED DECEMBER 31,
                                                       ------------------------  ----------------------------------
                                                        MARCH 30,    MARCH 31,
                                                          1997         1996         1996        1995        1994
                                                       -----------  -----------  ----------  ----------  ----------
INCOME STATEMENT INFORMATION:
Net sales............................................   $  91,269    $  80,186   $  321,297  $  300,157  $  268,707
Earnings before taxes................................      11,038        7,006       33,602      27,684      21,487
Net earnings.........................................       6,954        4,414       21,170      17,164      13,967

PER CTS SHARE INFORMATION:
Net earnings applicable to CTS Shares................   $    1.32    $    0.83   $     4.03  $     3.30  $     2.70
Dividends declared...................................         .18          .15          .69         .60         .45

                                                                                  AT DECEMBER 31,
                                                      AT MARCH 30,             ----------------------
                                                          1997                    1996        1995
                                                      ------------             ----------  ----------
BALANCE SHEET INFORMATION:
Total current assets................................   $  150,619              $  138,201  $  126,113
Net property, plant and equipment...................       56,919                  56,103      50,696
Total assets........................................      263,982                 249,372     227,127
Total liabilities...................................       92,845                  83,140      80,874
Total shareholders' equity..........................      171,137                 166,232     146,253

    CTS is subject to the information and reporting requirements of the Exchange Act and is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning CTS' directors and officers, their remuneration, stock options granted to them, the principal holders of CTS' securities, any material interests of such persons in transactions with CTS and other matters is required to be disclosed in proxy statements distributed to CTS Shareholders and filed with the Commission. These reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at prescribed rates at the following regional offices of the Commission: Seven World Trade Center, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains an Internet web site at http://www.sec.gov that contains reports, proxy statements and other information. The CTS Shares are listed on the NYSE, and reports, proxy statements and other information concerning CTS should also be available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

CERTAIN PROJECTIONS

    In the course of discussions giving rise to the Merger Agreement (see "Background of the Combination"), representatives of CTS furnished representatives of the Company certain business and financial information that was not publicly available, including CTS' current business plan (the "CTS Business Plan"). The CTS Business Plan included certain projections for the years 1997 through 2000 prepared solely for CTS' internal purposes. None of such projected financial information provided by CTS to the Company was prepared for publication or with a view to complying with the published guidelines of the Commission regarding projections or with the AICPA Guide for Prospective Financial Statements, and such information is being included in this Offer To Purchase solely because it was furnished to the Company in connection with the discussions giving rise to the Merger Agreement. The independent accountants of CTS, Price Waterhouse LLP, have neither examined nor compiled the prospective financial information set forth below and, accordingly, do not express an opinion or any other form of assurance with respect thereto. The reports of Price Waterhouse LLP incorporated by reference in this Offer To Purchase relate to the historical financial information of CTS and do not extend to the prospective financial information and should not be read to do so.

    THE PROJECTED FINANCIAL INFORMATION SET FORTH BELOW NECESSARILY REFLECTS NUMEROUS ASSUMPTIONS WITH RESPECT TO GENERAL BUSINESS AND ECONOMIC CONDITIONS AND OTHER MATTERS, MANY OF WHICH ARE INHERENTLY UNCERTAIN OR BEYOND CTS' CONTROL, AND DOES NOT TAKE INTO ACCOUNT ANY CHANGES IN THE CTS' OPERATIONS OR CAPITAL STRUCTURE WHICH WILL RESULT FROM THE OFFER AND THE MERGER. SEE "SPECIAL CONSIDERATIONS RELATING TO THE COMBINATION -- PLANS FOR THE COMPANY AND CTS" AND "MISCELLANEOUS -- SOURCE AND AMOUNT OF FUNDS." IT IS NOT POSSIBLE TO PREDICT WHETHER THE ASSUMPTIONS MADE IN PREPARING THE PROJECTED FINANCIAL INFORMATION WILL BE VALID AND ACTUAL RESULTS MAY PROVE TO BE MATERIALLY HIGHER OR LOWER THAN THOSE CONTAINED IN THE PROJECTIONS. THE INCLUSION OF THIS INFORMATION SHOULD NOT BE REGARDED AS AN INDICATION THAT THE COMPANY, CTS OR ANYONE ELSE WHO RECEIVED THIS INFORMATION CONSIDERED IT A RELIABLE PREDICTOR OF FUTURE EVENTS, AND THIS INFORMATION SHOULD NOT BE RELIED ON AS

SUCH. NEITHER CTS, PURCHASER, THE COMPANY NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES ASSUMES ANY RESPONSIBILITY FOR THE VALIDITY, REASONABLENESS, ACCURACY OR COMPLETENESS OF THE PROJECTED FINANCIAL INFORMATION, AND CTS HAS MADE NO REPRESENTATION TO THE COMPANY REGARDING SUCH INFORMATION.

                                                                       ESTIMATES FOR THE YEAR ENDING DECEMBER 31,
                                                                       ------------------------------------------
                                                                         1997       1998       1999       2000
                                                                       ---------  ---------  ---------  ---------

                                                                                     (IN MILLIONS)
Net sales............................................................  $   351.2  $   402.0  $   452.1  $   527.4
Cost of goods sold...................................................      262.1      298.0      335.3      389.4
Earnings before interest and taxes...................................       37.7       52.9       62.5       80.5
Net earnings.........................................................  $    22.9  $    32.4  $    38.5  $    50.3

    The principal assumptions underlying the foregoing projections are as follows:

        (i) Sales are projected to increase at a compounded annual rate of approximately 15% over the period 1997 to 2000, based primarily on assumed increased sales of existing and new automotive, interconnect and microelectronic products.

        (ii) Gross margin percentage is assumed to improve in 1998 and remain constant through 1999 and 2000, as CTS implements continued cost control efficiency and productivity improvements. Sales per employee are assumed to grow from $91,000 in 1997 to $122,000 in 2000.

       (iii) Earnings before interest and taxes are assumed to grow from 10.7% in 1997 to 15.3% in 2000, primarily based upon the above-referenced sales increases and cost and expense controls. Operating expenses are assumed to be 15% of net sales in 1997 and are assumed to fall to 11% in the year 2000.

        (iv) Interest expense is assumed to be essentially constant and to drop significantly in 2000, due to a balloon payment on a term loan due at the end of 1999.

        (v) The tax rate is assumed to be CTS' current effective rate of 37%.

    As indicated above, the foregoing projections were prepared for CTS' internal purposes, do not reflect or give effect to the Offer or the Merger and transactions related thereto (including the financing for the Offer) and, accordingly, are not necessarily indicative of the results of operations of CTS following the Offer or the Merger.

CERTAIN EMPLOYEE MATTERS

    Mr. Walker's salary under the CEO Employment Contract is $500,000 per year, subject to review by the CTS Board for increases, but not decreases, each year. During the term of the CEO Employment Contract, if Mr. Walker's employment is terminated as a result of his death or disability, for good reason (as defined) or by CTS without cause (as defined), Mr. Walker will receive severance benefits equal to his base salary for the remainder of the term, plus an annual bonus for each year remaining in the term equal to the largest cash and stock bonus that he received during the five fiscal years preceding the date of termination. In addition, if Mr. Walker's employment is terminated by Mr. Walker for good reason or by CTS without cause, Mr. Walker may instead receive a lump sum equal to 3-1/3 times his base salary and the largest cash and stock bonus that he received during the five fiscal years preceding the date of the employment agreement. Any payments to Mr. Walker upon a change in control are increased to compensate Mr. Walker for any excise tax payable by him pursuant to Section 280G of the Code. The payments and benefits to Mr. Walker under his employment agreement are reduced automatically by any corresponding payments or benefits under his severance agreement (described below).

    CTS entered into severance agreements, dated April 11, 1997, with each of its nine executive officers and seven other key employees of CTS. The agreements have a rolling three-year term which is automatically extended each January 1 thereafter unless notice is given otherwise. The severance agreements become operative only upon a change in control of CTS (as defined). Severance benefits are provided if, upon a change in control, CTS terminates a covered executive's employment without cause or the executive terminates his employment for good reason (each as defined). Severance compensation under the agreements includes a multiple (two or three, depending upon level of job responsibility) of base salary, a multiple (two or three, depending upon level of job responsibility) of the average annual incentive compensation awarded to the executive during the three fiscal years preceding the fiscal year in which the change in control occurred, the continued participation for a number of months following termination in welfare benefits plans and other similar benefit programs, a lump sum payment equal to the increase in actuarial value of the benefits under CTS' qualified and supplemental retirement plans that the executive would have received had he or she remained employed, outplacement services, and, in lieu of perquisites provided immediately prior to the change in control, the payment of the lesser of $50,000 or 10% of the total base salary and incentive compensation. In addition, if any payments made to the executive are subject to the excise tax under Section 280G of the Code, CTS will make an additional payment in an amount to put the executive in the same after-tax position as if no excise tax had been imposed; provided that, if certain thresholds are not met, payments will be reduced so that no excise tax applies.

                            PRO FORMA FINANCIAL DATA

    The following Unaudited Condensed Consolidated Pro Forma Statements of Operations of CTS for the three months ended March 30, 1997 and the year ended December 31, 1996 present unaudited pro forma operating results for CTS as if the Combination, including the reacquisition of the Company-Owned CTS Shares effected thereby, had occurred as of the beginning of each such period. The following Unaudited Condensed Consolidated Pro Forma Balance Sheet of CTS presents the unaudited pro forma financial condition of CTS as if the Combination had occurred as of March 30, 1997.

    For purposes of the following pro forma financial data, the total purchase price paid by CTS in the Combination is estimated to be $220.0 million, consisting of the sum of (i) $105.3 million in cash for the purchase of 1,915,500 Shares pursuant to the Offer, (ii) $105.8 million in CTS Shares (valued for this purpose at $62.50, being the quotient of the $55.00 per Share cash price in the Offer divided by the Exchange Ratio), and (iii) $8.9 million of transaction costs. Such purchase price has been allocated in the following pro forma financial data to the estimated fair value of the net tangible operating assets and inventory of the Company ("Net Company Operating Assets") and the Company-Owned CTS Shares as follows: (i) Net Company Operating Assets:
$33.9 million and (ii) Company-Owned CTS Shares: $186.1 million. (See Note (1) below.)

    Following the Effective Time, CTS will be required to allocate finally the purchase price to the fair value of the Company's assets and liabilities; such allocation will vary from the allocations in the following pro forma financial data based on various factors, including appraisals of the operating assets and liabilities of the Company and the identification and valuation of intangible assets (which CTS presently believes are not material). In addition, following the Effective Time, CTS will finally determine the purchase price for purposes of accounting for the Combination. The purchase price as finally defined will vary from the amounts assumed in the following pro forma financial data based on the actual transaction costs. In addition, in the event that the actual value of the Company-Owned CTS Shares reacquired as a result of the Merger, which will be determined primarily by reference to the post-Combination value of the CTS Shares, is materially lower than the $80.80 per Company-Owned CTS Share value assumed in the following pro forma financial data, CTS may be required to charge the difference to net earnings currently to reflect the amount of such difference, net of changes in the other components of the purchase price allocation described above. CTS estimates that, assuming no other change in such components, the amount of any such charge will equal $2.3 million for each $1 of difference between the $80.80 per Company-Owned CTS

Share assumed in the following pro forma financial data and the actual post-Combination value for CTS Shares. Any such charge will, however, be a non-cash item which CTS does not believe will have any material adverse effect on its prospective financial position or results of operations.

    CTS has received a financing commitment for Credit Facilities providing for up to $125.0 million of borrowings to fund the purchase of Shares pursuant to the Offer and the payment of transaction costs and expenses, and for general corporate purposes. See "Miscellaneous -- Source and Amount of Funds." While CTS expects annual after-tax cost savings of not less than $2.0 million resulting from the Combination, such estimated savings have not been reflected in the pro forma financial data because their realization is not assured.

    The following pro forma financial data is presented for informational purposes only and is not necessarily indicative of CTS' operating results or financial position that would have occurred had the Combination and other transactions described herein been consummated at the dates indicated, nor is it necessarily indicative of the future operating results or financial position of CTS following the Combination. The unaudited pro forma condensed consolidated financial data should be read in conjunction with the consolidated financial statements of each of CTS and the Company and the related notes thereto contained in the CTS Form 10-K, the CTS 10-Q, the Company 10-K and the Company 10-Q, all of which are incorporated herein by reference.

                                CTS CORPORATION

            UNAUDITED CONDENSED CONSOLIDATED PRO FORMA BALANCE SHEET

                                 MARCH 30, 1997

                                 (IN THOUSANDS)

                                                                        PRO FORMA ADJUSTMENTS
                                                CTS                     ----------------------
                                            CORPORATION   THE COMPANY     DEBITS     CREDITS     PRO FORMA
                                            -----------  -------------  ----------  ----------  -----------
Assets
      Total Current Assets................   $ 150,619    $    53,386   $    2,000(1) $   25,000(1)  $ 181,005
Property, plant & equipment--net..........      56,919          6,126                               63,045
Goodwill..................................       3,861        --                                     3,861
Prepaid pension expense...................      51,826        --                                    51,826
Equity investment in CTS..................      --             86,478                   86,478(1)     --
Other assets..............................         757          2,236                                2,993
                                            -----------  -------------  ----------  ----------  -----------
  Total Assets............................   $ 263,982    $   148,226   $    2,000  $  111,478   $ 302,730
                                            -----------  -------------  ----------  ----------  -----------
                                            -----------  -------------  ----------  ----------  -----------
Liabilities and Shareholders' Equity
Current Liabilities
  Current maturities of long-term
    obligations...........................   $   2,416    $        49                            $   2,465
  Accounts payable........................      22,965          7,380                               30,345
  Accrued liabilities.....................      35,793         17,859               $    8,869(1)     62,521
                                            -----------  -------------              ----------  -----------
  Total Current Liabilities...............      61,174         25,288       --           8,869      95,331

Long-term obligations.....................      11,210          2,862                   80,353(1)     94,425
Deferred income taxes.....................      16,146            394                               16,540
Other liabilities.........................       4,315          1,314                                5,629
                                            -----------  -------------  ----------  ----------  -----------
  Total Liabilities.......................      92,845         29,858       --          89,222     211,925

Shareholders' Equity
  Common stock............................      33,401            382   $      382(1)    105,778(1)    139,179
  Additional paid-in capital..............      --             11,777       11,777(1)               --
  Retained earnings.......................     150,125        106,740      106,740(1)              150,125
  Other...................................         349           (531)                     531(1)        349
                                            -----------  -------------  ----------  ----------  -----------
                                               183,875        118,368      118,899     106,309     289,653
      Less cost of common stock held in
        treasury..........................      12,738        --           186,110(1)              198,848
                                                              --                                    --
                                            -----------  -------------  ----------  ----------  -----------
  Total shareholders' equity..............     171,137        118,368      305,009     106,309      90,805
                                            -----------  -------------  ----------  ----------  -----------
  Total Liabilities and Shareholders'
    Equity................................   $ 263,982    $   148,226   $  305,009  $  195,531   $ 302,730
                                            -----------  -------------  ----------  ----------  -----------
                                            -----------  -------------  ----------  ----------  -----------

              See accompanying Notes to Pro Forma Financial Data.

                                CTS CORPORATION

       UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS

                   FOR THE THREE MONTHS ENDED MARCH 30, 1997

                  (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

                                                                              PRO FORMA ADJUSTMENTS
                                                                              ----------------------
                                                       CTS      THE COMPANY    DEBITS      CREDITS     PRO FORMA
                                                    ---------  -------------  ---------  -----------  -----------
Net sales.........................................  $  91,269    $  30,402                             $ 121,671
Cost of goods sold................................     65,978       22,211                                88,189
Selling, general and administrative expenses......     11,824        5,948                                17,772
Research and development expenses.................      2,974          244                                 3,218
                                                    ---------  -------------  ---------       -----   -----------
    Operating income..............................     10,493        1,999       --          --           12,492
Other income (expense)--net.......................        545         (140)   $   1,500(2)                (1,408)
                                                                                    313(3)
                                                    ---------  -------------  ---------       -----   -----------
    Earnings before income tax....................     11,038        1,859        1,813      --           11,084
Income taxes......................................      4,084          688                $     725(4)      4,047
Income from equity investment in CTS (net of
  income tax charge)..............................     --            2,637        2,637(5)                --
                                                    ---------  -------------  ---------       -----   -----------
    Net income....................................  $   6,954    $   3,808    $   4,450   $     725    $   7,037
                                                    ---------  -------------  ---------       -----   -----------
                                                    ---------  -------------  ---------       -----   -----------
    Net earnings per share........................  $    1.32    $    1.00                             $    1.51
                                                    ---------  -------------                          -----------
                                                    ---------  -------------                          -----------
    Average common and common equivalent shares
      outstanding (thousands).....................      5,267        3,820                                 4,657
                                                    ---------  -------------                          -----------
                                                    ---------  -------------                          -----------
    Net earnings per share assuming the Stock
      Split.......................................                                                     $    0.75
                                                                                                      -----------
                                                                                                      -----------

              See accompanying Notes to Pro Forma Financial Data.

                                CTS CORPORATION

       UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1996

                  (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

                                                                                    PRO FORMA
                                                                                   ADJUSTMENTS
                                                                               --------------------
                                                       CTS       THE COMPANY    DEBITS     CREDITS    PRO FORMA
                                                    ----------  -------------  ---------  ---------  -----------
Net sales.........................................  $  321,297   $   129,206                          $ 450,503
Cost of goods sold................................     233,801       104,245                            338,046
Selling, general and administrative expenses......      43,333        23,294                             66,627
Research and development expenses.................      10,743         1,435                             12,178
                                                    ----------  -------------  ---------  ---------  -----------
    Operating income..............................      33,420           232      --         --          33,652
Other income (expense)--net.......................         182           154   $   6,000(2)              (6,914)
                                                                                   1,250(3)
                                                    ----------  -------------  ---------  ---------  -----------
    Earnings before income tax....................      33,602           386       7,250     --          26,738
Income taxes......................................      12,432            59              $   2,900(4)      9,591
Income from equity investment in CTS (net of
  income tax benefit).............................      --            10,280      10,280(5)              --
                                                    ----------  -------------  ---------  ---------  -----------
    Net income....................................  $   21,170   $    10,607   $  17,530  $   2,900   $  17,147
                                                    ----------  -------------  ---------  ---------  -----------
                                                    ----------  -------------  ---------  ---------  -----------
    Net earnings per share........................  $     4.03   $      2.78                          $    3.68
                                                    ----------  -------------                        -----------
                                                    ----------  -------------                        -----------
    Average common and common equivalent shares
      outstanding (thousands).....................       5,259         3,820                              4,657
                                                    ----------  -------------                        -----------
                                                    ----------  -------------                        -----------
    Net earnings per share assuming the Stock
      Split.......................................                                                    $    1.84
                                                                                                     -----------
                                                                                                     -----------

              See accompanying Notes to Pro Forma Financial Data.

                       NOTES TO PRO FORMA FINANCIAL DATA

                                 (IN THOUSANDS)

(1) Adjustments record the effects of the Combination and reacquisition of Company-Owned CTS Shares held by the Company and the elimination of the historical shareholders equity of the Company and its 44.1% equity investment in CTS.

  - Acquisition cost of all the outstanding Shares at $55.00 per Share:

           Cash.........................................................  $  25,000
           Debt.........................................................     80,353
           CTS Shares issued (1,692,453 CTS Shares x $62.50
           per CTS Share)...............................................    105,778
                                                                          ---------
                                                                          $ 211,131
                                                                          ---------

  -        Transaction costs............................................  $   8,869
                                                                          ---------

           Total pro forma purchase price...............................  $ 220,000
                                                                          ---------
                                                                          ---------

  -        Allocated to:
           Inventory....................................................  $   2,000
           Net Company Operating Assets.................................     31,890
           Company-Owned CTS Shares.....................................    186,110
                                                                          ---------
                                                                          $ 220,000
                                                                          ---------
                                                                          ---------

(2) Adjustment records the additional interest expense associated with the $80,353 of borrowings assumed to be incurred in connection with the Combination at an assumed 7.5% effective annual interest rate.

(3) Adjustment records the assumed reduction in interest income earned (at a 5% per annum rate) on the $25,000 of CTS cash used to finance a portion of the purchase of Shares in the Offer.

(4) Adjustment records the tax effect of aggregating the asssumed rate of 40% to the adjustments described in Notes (2) and (3).

(5) Adjustment records the elimination of the Company's equity earnings from its 44.1% equity ownership in CTS.

                 CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS

GENERAL

    Except as set forth below, based upon an examination of publicly available filings made by the Company with the Commission and other publicly available information concerning the Company and the representations and warranties of the Company in the Merger Agreement, neither Purchaser nor CTS is aware of any licenses or other regulatory permits that appear to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) as contemplated herein, or of any filings, approvals or other actions by or with any domestic governmental authority or administrative or regulatory agency that would be required prior to the acquisition of Shares (or the indirect acquisition of the stock of the Company's subsidiaries) by Purchaser pursuant to the Offer as contemplated herein. Should any such approval or other action be required, it is Purchaser's present intention to seek such approval or action. However, Purchaser does not presently intend to delay the purchase of Shares tendered pursuant to the Offer pending the receipt of any such approval or the taking of any such action (subject to Purchaser's right to delay or decline to purchase Shares if any of the conditions in "The Offer -- Conditions of the Offer" shall not be satisfied). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, CTS or Purchaser or that certain parts of the businesses of the Company, CTS or Purchaser might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken, any of which could cause Purchaser to elect to terminate the Offer without the purchase of the Shares thereunder. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section. See "The Offer -- Conditions of the Offer."

NEW YORK BUSINESS COMBINATION STATUTE

    Section 912 of the NYBCL prohibits any person who is the "beneficial owner" of 20% or more of the outstanding voting stock of a corporation and therefore is an "interested shareholder" from engaging in certain business combinations (including a merger) with such corporation for a period of five years following the date on which such person first became an interested shareholder, unless the transaction by which such person became an interested shareholder or the business combination is approved by the board of directors of the corporation prior to the date on which such person became an interested shareholder. The Company has represented in the Merger Agreement that the Company Board has approved the Merger Agreement and the consummation of the Merger and the other transactions contemplated thereby and that such approval constitutes approval of the Company Board of the Merger and the other transactions contemplated by the Merger Agreement under Section 912 of the NYBCL and Article XV of the Company's Certificate of Incorporation. See "Certain Information Concerning the Company -- Certain Provisions of the Company's Certificate of Incorporation."

    If an assertion is made that CTS or Purchaser has not complied with the provisions of any state takeover statute, CTS and Purchaser reserve the right to challenge the validity or applicability of any state law allegedly applicable to the Merger and nothing in this Offer To Purchase nor any action taken in connection herewith is intended as a waiver of that right.

ANTITRUST

    Under the HSR Act and the rules that have been promulgated thereunder, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The acquisition of

Shares pursuant to the Offer and the Merger is subject to such requirements. See "The Offer -- Conditions of the Offer."

    CTS filed with the FTC and the Antitrust Division a Premerger Notification and Report Form in connection with the purchase of Shares pursuant to the Offer on Monday, May 12, 1997. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by CTS and notification to the Company of such filing. Accordingly, it is expected that the waiting period under the HSR Act applicable to the Offer will expire at 11:59 p.m., New York City time, on Tuesday, May 27, 1997, unless, prior to the expiration or termination of the waiting period, the FTC or the Antitrust Division extends the waiting period by requesting additional information or documentary material from CTS. If either the FTC or the Antitrust Division were to request additional information or documentary material from CTS, the waiting period would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by CTS with such request. Thereafter, the waiting period could be extended by court order or by consent of CTS.

    CTS and the Company filed with the FTC and the Antitrust Division a Premerger Notification and Report Form in connection with the Merger on Monday, May 12, 1997. Under the provisions of the HSR Act applicable to the Merger, the Merger may not be consummated until the expiration of a 30-calendar day waiting period following the filing by CTS and the Company. Accordingly, it is expected that the waiting period under the HSR Act applicable to the Merger will expire at 11:59 p.m., New York City time, on Wednesday, June 11, 1997, unless, prior to the expiration or termination of the waiting period, the FTC or the Antitrust Division extends the waiting period by requesting additional information or documentary material from CTS or the Company. If either the FTC or the Antitrust Division were to request additional information or documentary material from CTS or the Company, the waiting period would expire at 11:59 p.m., New York City time, on the twentieth calendar day after the date of substantial compliance by CTS and the Company with such request. Thereafter, the waiting period could be extended by court order or by consent of CTS and the Company.

    The waiting periods under the HSR Act may be terminated by the FTC and the Antitrust Division prior to their expiration. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Offer may be extended (subject to the terms of the Merger Agreement) and in any event the purchase of and payment for Shares will be deferred until ten days after the request is substantially complied with, unless the waiting period is sooner terminated by the FTC and the Antitrust Division. See "The Offer -- Terms of the Offer; Proration; Expiration Date." Only one extension of such waiting period pursuant to a request for additional information is authorized by the HSR Act and the rules promulgated thereunder, except by court order or by consent of CTS. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See "The Offer -- Withdrawal Rights." Although the Company is required to file certain information and documentary material with the Antitrust Division and the FTC in connection with the Offer, neither the Company's failure to make such filings nor a request from the Antitrust Division or the FTC for additional information or documentary material made to the Company will extend the waiting period.

    The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by Purchaser pursuant to the Offer. At any time before or after the purchase by Purchaser of Shares pursuant to the Offer, either of the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares, pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares purchased by Purchaser or the divestiture of substantial assets of CTS, its subsidiaries or the Company. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances.

    Based upon an examination of publicly available information relating to the businesses in which the Company is engaged, Purchaser believes that the acquisition of Shares pursuant to the Offer and the

Merger would not violate antitrust laws. Purchaser believes that retention of all of the operations of the Company and Purchaser should be permitted under the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or, if such challenge is made, what the result will be.

OTHER

    Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by the Dealer Manager or one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

                                 MISCELLANEOUS

SOURCE AND AMOUNT OF FUNDS

    Purchaser estimates that the total amount of funds required to purchase Shares pursuant to the Offer and to pay related costs and expenses will be approximately $114.2 million.

    CTS has received a financing commitment for credit facilities (the "Credit Facilities") of up to $125.0 million from NBD Bank, N.A., as agent bank and arranger (the "Agent") for a group of lenders. The Credit Facilities will consist of an unsecured six-year amortizing term loan of up to $50.0 million and an unsecured six-year revolving credit facility of up to $75.0 million. The availability of the Credit Facilities is subject to the following conditions:
(i) satisfaction of the conditions to the Offer; (ii) the Merger Agreement not having been amended, waived or modified in any material respect without the approval of the Agent (such approval not to be unreasonably withheld); (iii) the absence of any material breach under the Merger Agreement; and (iv) certain other conditions customary for credit facilities of this type. The Credit Facilities will replace CTS' existing revolving credit facility from NBD Bank, N.A. CTS expects that the Credit Facilities will provide sufficient availability to finance the Offer and related costs and expenses and to provide for CTS' and its subsidiaries' ongoing working capital needs.

    Pricing under the Credit Facilities will initially be set at LIBOR plus 0.50% per annum through March 31, 1998, with adjustments thereafter based on the ratio of CTS' consolidated total indebtedness to consolidated EBITDA. A commitment fee of 0.175% per annum will accrue on the undrawn portion of the revolving credit facility. As of May 14, 1997, based on the prevailing three-month LIBOR rate of 5.8%, the effective annual interest rate (including assumed debt issuance costs) is estimated to be not more than 7.5%.

    The term loan will amortize on a quarterly basis in aggregate installments of $0 in 1997, $3.0 million in 1998, $5.0 million in 1999, $10.0 million in 2000, $10.0 million in 2001, $10.0 million in 2002 and $12.0 million in 2003.
CTS will also be required to prepay the term loan with the net proceeds of asset sales in excess of $10.0 million per annum, the net proceeds of certain debt financings, 50% of the net proceeds of equity financings involving the sale of CTS treasury stock in excess of $30.0 million and 50% of the net proceeds of all other equity financings in excess of $5.0 million.

    The Credit Facilities will include certain representations and warranties and covenants customary for facilities of this type, including: (i) financial maintenance tests consisting of a fixed charge coverage ratio, a leverage ratio and a minimum tangible net worth test; (ii) preservation of corporate existence, compliance with laws, maintenance of properties and insurance and reporting requirements; and (iii) limitations (subject to certain baskets and exceptions) on indebtedness, liens, mergers and acquisitions, sales of assets and other fundamental changes, investments, guarantees, transactions with affiliates, leases, cash dividends and stock repurchases and redemptions during the continuance of any default under the Credit Facilities, and certain hedging obligations. The Credit Facilities will also include customary events of default, including payment defaults, breaches of representations and warranties, covenant defaults, cross defaults to other indebtedness, bankruptcy events, defaults in satisfaction of money judgments, certain events under ERISA and a change of control of CTS (defined as (i) any person together with its affiliates becoming the beneficial owner of 40% or more of the combined voting power of CTS' common stock or (ii) during any period of 12 months persons constituting a majority of the CTS Board at the beginning of such period (and persons whose election to the CTS Board was approved by such persons) ceasing to constitute such a majority).

    Purchaser's obligation to purchase Shares tendered pursuant to the Offer is not subject to financing. Following the Effective Time, CTS expects to consider possible transactions that may alter its capital structure, including the possible refinancing of a portion of the indebtedness under the Credit Facilities and possible stock repurchases. However, CTS has made no decision and as of the date hereof has no plans in respect of any of the foregoing and, accordingly, there can be no assurances as to the nature, timing or terms of any such transaction.

FEES AND EXPENSES

    Purchaser has retained MacKenzie Partners, Inc. to act as the Information Agent in connection with the Offer. The Information Agent may contact Shareholders by mail, telephone, facsimile, telegraph and personal interviews and may request brokers, dealers and other nominee Shareholders to forward materials relating to the Offer to beneficial owners of Shares. The Information Agent will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

    The First National Bank of Boston has been retained as the Depositary. The Depositary has not been retained to make solicitations or recommendations in its role as Depositary. The Depositary will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

    CTS has retained J.P. Morgan to act as its financial advisor and as the Dealer Manager. Pursuant to a letter agreement dated April 9, 1997, CTS agreed to pay J.P. Morgan for its services, including its services as Dealer Manager,
(i) $100,000 upon the execution of such letter agreement, (ii) $400,000 upon delivery to CTS of a fairness opinion, and (iii) $400,000 upon the consummation of the Merger (or, in certain circumstances, upon the Expiration Date) for its services as financial advisor to CTS. CTS also agreed to reimburse J.P. Morgan for all reasonable expenses, including the reasonable fees and disbursements of legal counsel, and to indemnify J.P. Morgan against liabilities and expenses in connection therewith, including liabilities under federal securities laws.

    Except as set forth above, Purchaser will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request only, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding material to their customers.

SCHEDULE 14D-1

    Purchaser and CTS have filed with the Commission a Tender Offer Statement on
Schedule 14D-1 under the Exchange Act. The Schedule 14D-1 and any amendments thereto, including exhibits, may be examined and copies may be obtained from principal offices of the Commission in the manner set forth in "Certain Information Concerning Purchaser and CTS -- Selected Financial Data" (except that they will not be available at the regional offices of the Commission).

                                          CTS FIRST ACQUISITION CORP.

May 16, 1997

                                   SCHEDULE I

            INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS
                              OF CTS AND PURCHASER

    DIRECTORS AND EXECUTIVE OFFICERS OF CTS. The following table sets forth the name, age, business address, present principal occupation and employment and material occupations, positions, offices or employments for the past five years of certain directors, officers and employees of CTS. Unless otherwise indicated, the principal business address of each director and executive officer is 905 West Boulevard North, Elkhart, Indiana 46514, and each occupation set forth opposite an individual's name refers to employment with CTS. Each person listed below is a citizen of the United States. Directors are identified with a single asterisk.

                                                       PRESENT PRINCIPAL OCCUPATION                SHARES
                                                        OR EMPLOYMENT AND FIVE-YEAR             BENEFICIALLY
NAME AND AGE                                                EMPLOYMENT HISTORY                      OWNED
---------------------------------------------  ---------------------------------------------  -----------------

Joseph P. Walker*............................  Chairman of the Board, President and Chief                 853(1)
Age: 58                                        Executive Officer and Chairman of the
                                               Executive Committee of CTS. During the past
                                               five years, Mr. Walker has served in his
                                               present capacities at CTS. Mr. Walker is a
                                               director of NBD Bank, N.A.

Gerald H. Frieling, Jr*......................  Vice Chairman of the Board of Tokheim                        0
Age: 66                                        Corporation (a manufacturer of petroleum
                                               dispensing equipment, systems and control
                                               devices); President of Frieling and
                                               Associates (a consulting firm); Chairman of
                                               the Audit Committee and Member of the
                                               Executive and Compensation Committees of CTS.
                                               During the past five years, Mr. Frieling
                                               served as Chairman of the Board and Chief
                                               Executive Officer of Tokheim Corporation, and
                                               in his present capacity at Frieling and
                                               Associates.

Andrew Lozyniak*.............................  Chairman of the Board and President of the             181,428(2)
Age: 65                                        Company; Chairman of the Compensation
                                               Committee and Member of the Executive and
                                               Audit Committees of CTS. During the past five
                                               years, Mr. Lozyniak has served in his present
                                               capacities at the Company, Mr. Lozyniak
                                               serves as a director of the Company and
                                               Physicians Health Services, Inc.

                                                       PRESENT PRINCIPAL OCCUPATION                SHARES
                                                        OR EMPLOYMENT AND FIVE-YEAR             BENEFICIALLY
NAME AND AGE                                                EMPLOYMENT HISTORY                      OWNED
---------------------------------------------  ---------------------------------------------  -----------------
Lawrence J. Ciancia*.........................  Vice President, Growth and Development, of                   0
Age: 54                                        Uponor U.S., Inc. (a supplier of PVC pipe
                                               products, specialty chemicals and PVC
                                               compounds); Member of the Audit and
                                               Compensation Committees of CTS. During the
                                               past five years, Mr. Ciancia has served as
                                               President, Chief Executive Officer and Chief
                                               Operating Officer of Uponor ETI Company,
                                               formerly Concorde Industries, Inc.

Patrick J. Dorme*............................  Vice President and Chief Financial Officer of           34,945(3)
Age: 61                                        the Company; Member of the Audit and
                                               Compensation Committees of CTS. During the
                                               past five years, Mr. Dorme has served in his
                                               present capacities at the Company. Mr. Dorme
                                               serves as a director of the Company.

Philip T. Christ.............................  Group Vice President of CTS. During the past                 0
Age: 66                                        five years, Mr. Christ has served in his
                                               present capacity at CTS.

Stanley J. Aris..............................  Vice President Finance and Chief Financial                   0
Age: 57                                        Officer of CTS. During the past five years,
                                               Mr. Aris has served in his present capacity
                                               at CTS and prior to that, as a business
                                               consultant.

Jeannine M. Davis............................  Vice President, General Counsel and Secretary                0
Age: 48                                        of CTS. During the past five years, Ms. Davis
                                               has served in her present capacity at CTS.

James L. Cummins.............................  Vice President Human Resources of CTS. During                0
Age: 42                                        the past five years, Mr. Cummins has served
                                               in his present capacity at CTS and prior to
                                               that, as Director, Human Resources, of CTS.

James N. Hufford.............................  Vice President Research, Development and                     0
Age: 57                                        Engineering of CTS. During the past five
                                               years, Mr. Hufford has served in his present
                                               capacity at CTS and prior to that, as
                                               Director of Corporate Research, Development
                                               and Engineering of CTS.

                                                       PRESENT PRINCIPAL OCCUPATION                SHARES
                                                        OR EMPLOYMENT AND FIVE-YEAR             BENEFICIALLY
NAME AND AGE                                                EMPLOYMENT HISTORY                      OWNED
---------------------------------------------  ---------------------------------------------  -----------------
Donald R. Schroeder..........................  Vice President Sales and Marketing of CTS.                   0
Age: 49                                        During the past five years, Mr. Schroeder has
                                               served in his present capacity at CTS and
                                               prior to that as Business Development Manager
                                               for the CTS Microelectronics business unit.

George T. Newhart............................  Corporate Controller of CTS. During the past                 0
Age: 54                                        five years, Mr. Newhart has served in his
                                               present capacity at CTS.

Gary N. Hoipkemier...........................  Treasurer of CTS. During the past five years,                0
Age: 42                                        Mr. Hoipkemier has served in his present
                                               capacity at CTS.

------------------------

(1) Mrs. Walker owns these 853 shares. Mr. Walker disclaims beneficial ownership of such Shares.

(2) In addition, Mrs. Lozyniak owns 15,100 Shares. Mr. Lozyniak disclaims beneficial ownership of such Shares.

(3) In addition, Mrs. Dorme owns 18,000 Shares. Mr. Dorme disclaims beneficial ownership of such Shares.

    DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER. The directors of Purchaser are: Joseph P. Walker, Stanley J. Aris, Jeannine M. Davis, James L. Cummins and Donald R. Schroeder. The executive officers of Purchaser are: Joseph P. Walker, President; Jeannine M. Davis, Vice President and Secretary; and Stanley J. Aris, Treasurer. Each of the directors or executive officers of Purchaser are officers and/or directors of CTS. Information concerning the name, business address, present principal occupation, and employment and material occupations, positions, offices or employments for the past five years is found in the table above. The principal address of Purchaser and the current business address of each individual enumerated above is 905 West Boulevard North, Elkhart, Indiana 46514. Each such person is a citizen of the United States.

    Manually executed facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for the Shares and any other required documents should be sent by each Shareholder or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                        THE DEPOSITARY FOR THE OFFER IS:

                       THE FIRST NATIONAL BANK OF BOSTON

          BY HAND:                 BY OVERNIGHT COURIER:                 BY MAIL:
   Securities Transfer and            Bank of Boston                  Bank of Boston
  Reporting Services, Inc.         Corporate Agency and            Corporate Agency and
     One Exchange Plaza               Reorganization                  Reorganization
   55 Broadway, 3rd Floor           Mail Stop 45-02-53              Mail Stop 45-02-53
  New York, New York 10006           150 Royall Street                P.O. Box 1889
                                Canton, Massachusetts 02021       Boston, Massachusetts
                                                                        02105-1889

                                BY FACSIMILE TRANSMISSION:
                                (for Eligible Institutions
                                           Only)
                                      (617) 575-2233

                                   CONFIRM FACSIMILE BY
                                        TELEPHONE:
                                      (617) 575-3120

    Any questions or requests for assistance or additional copies of the Offer To Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                                     [LOGO]

                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (call collect)

                                       or

                         Call Toll Free (800) 322-2885
                      THE DEALER MANAGER FOR THE OFFER IS:
                               J.P. MORGAN & CO.
                                 60 Wall Street
                                 Mail Stop 2860
                            New York, New York 10260
                         (212) 648-3251 (call collect)
                                       or
                         Call Toll Free (800) 600-3799